Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-291189

PROSPECTUS SUPPLEMENT

(To prospectus dated October 31, 2025)

$1,500,000,000

Dominion Energy, Inc.

$1,000,000,000 2026 Series A Junior Subordinated Notes due 2056

$500,000,000 2026 Series B Junior Subordinated Notes due 2056

The 2026 Series A Junior Subordinated Notes (the Series A Junior Subordinated Notes) will bear interest (i) from and including the original issuance date to, but excluding, December 15, 2031 (the First Series A Reset Date) at the rate of 6.150% per year and (ii) from and including the First Series A Reset Date, during each Reset Period (as defined herein), at a rate per year equal to the Five-year U.S. Treasury Rate (as defined herein) as of the most recent Reset Interest Determination Date (as defined herein) plus a spread of 1.869%, to be reset on each Series A Reset Date (as defined herein); provided, that the interest rate during any Reset Period will not reset below 6.150% (which equals the initial interest rate on the Series A Junior Subordinated Notes).

The 2026 Series B Junior Subordinated Notes (the Series B Junior Subordinated Notes and, collectively with the Series A Junior Subordinated Notes, the Junior Subordinated Notes) will bear interest (i) from and including the original issuance date to, but excluding, December 15, 2036 (the First Series B Reset Date) at the rate of 6.250% per year and (ii) from and including the First Series B Reset Date, during each Reset Period, at a rate per year equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 1.702%, to be reset on each Series B Reset Date (as defined herein); provided, that the interest rate during any Reset Period will not reset below 6.250% (which equals the initial interest rate on the Series B Junior Subordinated Notes).

Subject to our right to defer interest payments as described below, we will pay interest on each series of Junior Subordinated Notes semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2026. Each series of Junior Subordinated Notes will mature on December 15, 2056.

We may defer interest payments on either or both series of the Junior Subordinated Notes on one or more occasions for up to 10 consecutive years per deferral period as described in this prospectus supplement. Deferred interest payments with respect to a given series of the Junior Subordinated Notes will accumulate additional interest at a rate equal to the interest rate then applicable to that series of Junior Subordinated Notes, to the extent permitted by law.

We may redeem the Junior Subordinated Notes at our option at the times and at the redemption prices described in this prospectus supplement.

Each series of the Junior Subordinated Notes is a new issue of securities with no established trading market. No application is being or is intended to be made for the listing or trading of either series of Junior Subordinated Notes on any securities exchange or trading facility or to include either series in any automated quotation system.

Investing in the Junior Subordinated Notes involves risks. For a description of these risks, see RISK FACTORS beginning on page S-14 of this prospectus supplement.

	Public Offering Price(1)	Underwriting Discount	Proceeds to Company Before Expenses(1)
Per Series A Junior Subordinated Note	100.000%	1.000%	99.000%
Series A Junior Subordinated Notes Total	$1,000,000,000	$10,000,000	$990,000,000
Per Series B Junior Subordinated Note	100.000%	1.000%	99.000%
Series B Junior Subordinated Notes Total	$500,000,000	$5,000,000	$495,000,000

(1)	Plus accrued interest from June 16, 2026, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement and the accompanying base prospectus are not intended to constitute an offer to, and the Junior Subordinated Notes should not be purchased, held or otherwise acquired by, a “specified foreign entity” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (an SFE). By purchasing Junior Subordinated Notes, any investor in the Junior Subordinated Notes (including all affiliated entities that participate in such purchase) will be deemed to represent and warrant to us that it is not, and will not be, for its taxable year that includes the date of the original issuance of the Junior Subordinated Notes, an SFE.

The Junior Subordinated Notes will be ready for delivery in book-entry only form through The Depository Trust Company and its direct participants, including Euroclear Bank SA/NV (Euroclear) and Clearstream Banking, S.A. (Clearstream), on or about June 16, 2026.

Joint Book-Running Managers

Morgan Stanley	RBC Capital Markets	US Bancorp	Wells Fargo Securities

BMO Capital Markets	MUFG	Scotiabank

The date of this prospectus supplement is June 8, 2026.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Junior Subordinated Notes and certain other matters relating to us and our financial condition. The second part, the accompanying base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the Junior Subordinated Notes we are offering at this time. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent any information contained or incorporated in the prospectus supplement differs from the information contained or incorporated in the accompanying base prospectus, you should only rely on the information contained or incorporated in the prospectus supplement.

This document contains and refers you to information that you should consider when making your investment decision, including any other offering materials filed by us with the Securities and Exchange Commission (SEC). We have not authorized anyone, and we have not authorized the underwriters to authorize anyone, to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. The information which appears in this document and which is incorporated by reference in this document may only be accurate as of the date of this prospectus supplement or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

TABLE OF CONTENTS

Prospectus Supplement

Base Prospectus

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our file number with the SEC is 001-08489. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our SEC filings are also available on our website at http://www.dominionenergy.com. Our website also includes other information about us and certain of our subsidiaries. The information available on our website (other than the documents expressly incorporated by reference into this prospectus supplement as set forth below) is not incorporated by reference into this prospectus supplement and you should not consider such information a part of this prospectus supplement.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we file later with the SEC will automatically update or supersede this information. We make some of our filings with the SEC on a combined basis with one of our subsidiaries, Virginia Electric and Power Company (Virginia Power). Our combined filings with the SEC represent separate filings by each of Virginia Power and us. We incorporate by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), except those portions of filings that relate to Virginia Power as a separate registrant, until such time as all of the securities covered by this prospectus supplement have been sold:

•	Annual Report on Form 10-K for the year ended December 31, 2025;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2026; and

•	Current Reports on Form 8-K filed January 20, 2026, January 30, 2026, February 3, 2026, April 8, 2026, May 7, 2026, May 18, 2026, May 22, 2026 and June 5, 2026.

You may request a copy of these filings, at no cost, by writing or telephoning us at: Corporate Secretary, Dominion Energy, Inc., 600 East Canal Street, Richmond, Virginia 23219, Telephone (804) 819-2284.

FORWARD-LOOKING INFORMATION

We have included or incorporated by reference certain information in this prospectus supplement or other offering materials which is “forward-looking information” as defined by the Private Securities Litigation Reform Act of 1995. Examples include discussions as to our path, expectations, beliefs, plans, goals, objectives, and future financial or other performance or assumptions concerning matters discussed in this prospectus supplement. This information, by its nature, involves estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in a given forward-looking statement.

Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified a number of these factors in our annual and other reports as described under the heading RISK FACTORS and we refer you to that discussion for further information. These factors include but are not limited to:

•

Risks and uncertainties that may impact the ability to complete the proposed combination with NextEra Energy, Inc. (NextEra Energy) at all, or within the terms and time frames initially anticipated, including the ability to obtain the requisite approvals of Dominion Energy and NextEra Energy shareholders, applicable regulatory approvals and any associated terms and conditions of such approvals and any other events of changes in circumstances that could give rise to the termination of the merger agreement by either party;

•

The impacts of the proposed combination with NextEra Energy, including certain covenants in the merger agreement, and any related uncertainties and disruptions on our business, including on our ability to hire and retain employees and/or on our relationships with regulators and other governmental agencies, customers, suppliers, vendors and/or other third parties;

•	Unusual weather conditions and their effect on energy sales to customers and energy commodity prices;

•

Extreme weather events and other natural disasters, including, but not limited to, hurricanes, high winds, severe storms, earthquakes, flooding, wildfires, climate changes and changes in water temperatures and availability that can cause outages and property damage to facilities;

•

The impact of extraordinary external events, such as the pandemic health event resulting from COVID-19, and their collateral consequences, including extended disruption of economic activity in our markets and global supply chains;

•	Federal, state and local legislative and regulatory developments;

•	Changes in or interpretations of federal and state tax laws and regulations, including those related to tax credits or other incentives;

•	Risks of operating businesses in regulated industries that are subject to changing regulatory structures;

•	Changes to regulated electric rates that we collect and regulated gas distribution rates that we collect;

•

Changes in rules for regional transmission organizations and independent system operators in which we join and/or participate, including changes in rate designs, changes in Federal Energy Regulatory Commission’s (FERC) interpretation of market rules and new and evolving capacity models;

•	Risks associated with Virginia Power’s membership and participation in PJM Interconnection, L.L.C., including risks related to obligations created by the default of other participants;

•

Risks associated with entities in which we share ownership with third parties, such as Stonepeak Partners, LLC’s noncontrolling interest in our proposed 2.6 gigawatt offshore wind generation facility and associated interconnection facilities (the CVOW Commercial Project), including risks that result from lack of sole decision-making authority, disputes that may arise between us and third party participants and difficulties in exiting these arrangements;

•	Timing and receipt of regulatory approvals necessary for planned construction or growth projects and compliance with conditions associated with such regulatory approvals;

•

The inability to complete planned construction, conversion or growth projects at all, or with the outcomes or within the terms and time frames initially anticipated, including as a result of increased public involvement, intervention or litigation in such projects;

•

Risks and uncertainties that may impact our ability to construct the CVOW Commercial Project within the currently proposed timeline, or at all, and consistent with current cost estimates along with the ability to recover such costs from customers;

•

Risks and uncertainties associated with the timely receipt of future capital contributions, including optional capital contributions, if any, from Stonepeak Partners, LLC associated with the construction of the CVOW Commercial Project;

•

Changes to federal, state and local environmental laws and regulations, including those related to climate change, the tightening of emission or discharge limits for greenhouse gases and other substances, more extensive permitting requirements and the regulation of additional substances;

•	Cost of environmental strategy and compliance, including those costs related to climate change;

•	Changes in implementation and enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities;

•	Difficulty in anticipating mitigation requirements associated with environmental and other regulatory approvals or related appeals;

•	Unplanned outages at facilities in which we have an ownership interest;

•	The impact of operational hazards, including adverse developments with respect to plant safety or integrity, equipment loss, malfunction or failure, operator error, and other catastrophic events;

•

Risks associated with the operation of nuclear facilities, including costs associated with the disposal of spent nuclear fuel, decommissioning, plant maintenance and changes in existing regulations governing such facilities;

•	Changes in operating, maintenance and construction costs;

•

The availability of nuclear fuel, natural gas, purchased power or other materials utilized by us to provide electric generation, transmission and distribution and/or gas distribution services to our customers;

•	Domestic terrorism and other threats to our physical and intangible assets, as well as threats to cybersecurity;

•

Additional competition in industries in which we operate, including in electric markets in which our nonregulated generation facilities operate and potential competition from the development and deployment of alternative energy sources, such as self-generation and distributed generation technologies, and availability of market alternatives to large commercial and industrial customers;

•	Competition in the development, construction and ownership of certain electric transmission facilities in our service territories in connection with FERC Order 1000;

•	Changes in technology, particularly with respect to new, developing or alternative sources of generation and smart grid technologies;

•

Changes in demand for our services, including industrial, commercial and residential growth or decline in our service areas, failure to maintain or replace customer contracts on favorable terms, changes in customer growth or usage patterns, including as a result of energy conservation programs, the availability of energy efficient devices and the use of distributed generation methods;

•

Risks and uncertainties associated with increased energy demand or significant accelerated growth in demand due to new data centers, including the concentration of data centers primarily in Loudoun County, Virginia and the ability to obtain regulatory approvals, environmental and other permits to construct new facilities in a timely manner;

•	The technological and economic feasibility of large-scale battery storage, carbon capture and storage, small modular reactors, hydrogen and/or other clean energy technologies;

•	Receipt of approvals for, and timing of, closing dates for acquisitions and divestitures;

•	Impacts of acquisitions, divestitures, transfers of assets to joint ventures and retirements of assets based on asset portfolio reviews;

•	Adverse outcomes in litigation matters or regulatory proceedings;

•	Counterparty credit and performance risk;

•	Fluctuations in the value of investments held in nuclear decommissioning and benefit plan trusts by us;

•	Fluctuations in energy-related commodity prices and the effect these could have on our earnings and liquidity position and the underlying value of our assets;

•	Fluctuations in interest rates;

•	Changes in rating agency requirements or credit ratings and their effect on availability and cost of capital;

•	Global capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms;

•	Political and economic conditions, including tariffs, inflation and deflation;

•	Employee workforce factors including collective bargaining agreements and labor negotiations with union employees; and

•	Changes in financial or regulatory accounting principles or policies imposed by governing bodies.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, unless otherwise indicated or the context otherwise requires, the words “Dominion Energy,” “Company,” “we,” “our” and “us” refer to Dominion Energy, Inc., a Virginia corporation, and its subsidiaries and predecessors.

The following summary contains basic information about this offering. It may not contain all the information that is important to you. The DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES section of this prospectus supplement and the DESCRIPTION OF DEBT SECURITIES and ADDITIONAL TERMS OF THE JUNIOR SUBORDINATED NOTES sections of the accompanying base prospectus contain more detailed information regarding the terms and conditions of the Junior Subordinated Notes. The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and in the accompanying base prospectus. You should also review the RISK FACTORS section of this prospectus supplement to determine whether an investment in the Junior Subordinated Notes is appropriate for you.

DOMINION ENERGY

Dominion Energy, Inc., headquartered in Richmond, Virginia, is a public utility holding company and conducts its operations primarily through its subsidiaries Virginia Power and Dominion Energy South Carolina, Inc. (DESC).

Virginia Power is a regulated public utility that generates, transmits and distributes electricity for sale in Virginia and North Carolina. In Virginia, Virginia Power conducts business under the name “Dominion Energy Virginia” and primarily serves retail customers. In North Carolina, Virginia Power conducts business under the name “Dominion Energy North Carolina” and serves retail customers located in the northeastern region of the state, excluding certain municipalities. In addition, Virginia Power sells electricity at wholesale prices to rural electric cooperatives and municipalities and into wholesale electricity markets.

DESC is a regulated public utility that generates, transmits and distributes electricity to customers in the central, southern and southwestern portions of South Carolina and distributes natural gas to residential, commercial and industrial customers in South Carolina. DESC conducts business under the name “Dominion Energy South Carolina.”

Our address and telephone number are: 600 East Canal Street, Richmond, Virginia 23219, Telephone (804) 819-2284.

Proposed Combination with NextEra Energy

On May 15, 2026, we entered into an Agreement and Plan of Merger with NextEra Energy, WG Development Corp., a wholly owned subsidiary of NextEra Energy (Merger Sub Corp), and CS Holdco, LLC, a wholly owned subsidiary of NextEra Energy (LLC Sub), providing for (i) the merger of Merger Sub Corp with and into Dominion Energy (the First Merger) with Dominion Energy surviving as a wholly owned subsidiary of NextEra Energy (the Surviving Corporation) and (ii) immediately thereafter the merger (the Second Merger) of the Surviving Corporation with and into LLC Sub with LLC Sub surviving as a wholly owned subsidiary of NextEra Energy. At the effective time of the First Merger, each share of our common stock will be automatically converted into the right to receive 0.8138 shares of NextEra Energy common stock and cash in an amount equal to a pro rata share of an aggregate of $360 million, without interest, based on the number of shares of our common stock and the number of shares of our common stock underlying certain of our equity awards, in each case, outstanding immediately prior to the effective time of the First Merger. The closing of the First Merger is subject to the satisfaction or waiver of various conditions, including the receipt of certain regulatory approvals, approval of the merger agreement and plan of merger for the First Merger by holders of our common stock entitled to vote thereon and approval of the issuance of the shares of NextEra Energy common stock issuable in the First Merger by holders of NextEra Energy’s common stock entitled to vote thereon.

For additional information, see our Current Reports on Form 8-K filed on May 18, 2026 and May 22, 2026, which are incorporated herein by reference. See WHERE YOU CAN FIND MORE INFORMATION on page S-4.

While there is no assurance as to its occurrence or its specific terms, NextEra Energy has publicly expressed its intent to guarantee certain of our outstanding indebtedness, including our outstanding junior subordinated notes, upon the closing of the First Merger. We cannot provide any assurances as to (i) how the Surviving Corporation or LLC Sub will operate as subsidiaries of NextEra Energy following the closing of the First Merger or the Second Merger, as applicable, or (ii) the ability of the Surviving Corporation or LLC Sub to repay, or obtain or maintain certain credit ratings with respect to, their indebtedness after the closing of the First Merger or the Second Merger, as applicable.

THE OFFERING

The Junior Subordinated Notes

We are offering $1,000,000,000 aggregate principal amount of the Series A Junior Subordinated Notes and $500,000,000 aggregate principal amount of the Series B Junior Subordinated Notes. Each series of Junior Subordinated Notes will mature on December 15, 2056. The Junior Subordinated Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Each series of the Junior Subordinated Notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York (DTC) or its nominee. This means that you will not receive a certificate for your Junior Subordinated Notes but, instead, will hold your interest through DTC’s book-entry system, Euroclear or Clearstream, if you are a participant in any of these clearing systems, or indirectly through organizations which are participants in these systems. See BOOK-ENTRY PROCEDURES AND SETTLEMENT beginning on page S-29.

Interest

The Series A Junior Subordinated Notes will bear interest (i) from and including the original issuance date to, but excluding, the First Series A Reset Date at the rate of 6.150% per year and (ii) from and including the First Series A Reset Date, during each Reset Period, at a rate per year equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 1.869%, to be reset on each Series A Reset Date; provided, that the interest rate during any Reset Period will not reset below 6.150% (which equals the initial interest rate on the Series A Junior Subordinated Notes).

The Series B Junior Subordinated Notes will bear interest (i) from and including the original issuance date to, but excluding, the First Series B Reset Date at the rate of 6.250% per year and (ii) from and including the First Series B Reset Date, during each Reset Period, at a rate per year equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 1.702%, to be reset on each Series B Reset Date; provided, that the interest rate during any Reset Period will not reset below 6.250% (which equals the initial interest rate on the Series B Junior Subordinated Notes).

For more information regarding the interest rate for each series of the Junior Subordinated Notes, see DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES—Interest beginning on page S-21.

Subject to our right to defer interest payments as described under — Option to Defer Interest Payments below, we will pay interest on each series of Junior Subordinated Notes semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2026.

Record Dates

So long as the Junior Subordinated Notes remain in book-entry only form, the record date for each interest payment date will be the close of business on the business day before the applicable interest payment date.

If the Junior Subordinated Notes are not in book-entry only form, the record date for each interest payment date will be the close of business on the fifteenth calendar day prior to the applicable interest payment date (whether or not a business day).

Option to Defer Interest Payments

So long as no event of default with respect to the applicable series of Junior Subordinated Notes has occurred and is continuing, we may, at our option and on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on either series of the Junior Subordinated Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made on the applicable series, a Series A Optional Deferral Period or a Series B Optional Deferral Period). In other words, we may declare at our discretion up to a 10-year interest payment moratorium on either or both series of the Junior Subordinated Notes and may choose to do that on more than one occasion. A deferral of interest payments may not extend beyond the maturity date of the applicable series of Junior Subordinated Notes, and we may not begin a new Series A Optional Deferral Period or Series B Optional Deferral Period and may not pay current interest on the applicable series of the Junior Subordinated Notes until we have paid all accrued interest on such series of the Junior Subordinated Notes from the previous Series A Optional Deferral Period or Series B Optional Deferral Period, as applicable.

Any deferred interest on a series of Junior Subordinated Notes will accrue additional interest at a rate equal to the interest rate then applicable to such series of Junior Subordinated Notes, to the extent permitted by applicable law. Once we pay all deferred interest payments on the applicable series of Junior Subordinated Notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on such series of Junior Subordinated Notes as described above, but not beyond the maturity date of the applicable series of Junior Subordinated Notes.

We will provide the series trustee for the Junior Subordinated Notes written notice of our election to begin an Optional Deferral Period at least one business day before the record date for the next interest payment date and an instruction that the series trustee forward such notice to each holder of record of the applicable series of Junior Subordinated Notes. However, our failure to pay interest on a given series of Junior Subordinated Notes on any interest payment date will itself constitute the commencement of a Series A Optional Deferral Period or a Series B Optional Deferral Period, as applicable, unless we pay such interest within five business days after the interest payment date, whether or not we provide a written notice to the series trustee of an Optional Deferral Period. We have no current intention of deferring interest payments on either series of the Junior Subordinated Notes.

For more information concerning our option to defer interest payments, see DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES—Option to Defer Interest Payments beginning on page S-23.

Dividend Stopper; Other Limitations

During a Series A Optional Deferral Period or a Series B Optional Deferral Period, we will not and our subsidiaries will not do any of the following, subject to certain limited exceptions:

•	declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of our capital stock;

•

pay any principal of, or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equally with, or junior to, the applicable series of Junior Subordinated Notes in right of payment (including debt securities of other series issued under the Subordinated Indenture II (as defined herein), such as the other series of the Junior Subordinated Notes); or

•	make any payments with respect to any guarantee of indebtedness if the guarantee ranks equally with or junior to the Junior Subordinated Notes in right of payment.

For more information about these limitations and the exceptions thereto, see DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES—Certain Limitations During an Optional Deferral Period on page S-23.

Redemption

We may redeem either series of the Junior Subordinated Notes before maturity:

•

in whole or in part on one or more occasions at a price equal to 100% of the principal amount of the Junior Subordinated Notes being redeemed, plus accrued and unpaid interest, in the case of the Series A Junior Subordinated Notes, on any day in the period commencing on the date falling 90 days prior to the First Series A Reset Date and ending on and including the First Series A Reset Date and, after the First Series A Reset Date, on any interest payment date for the Series A Junior Subordinated Notes and, in the case of the Series B Junior Subordinated Notes, on any day in the period commencing on the date falling 90 days prior to the First Series B Reset Date and ending on and including the First Series B Reset Date and, after the First Series B Reset Date, on any interest payment date for the Series B Junior Subordinated Notes;

•

in whole, but not in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest, at any time within 120 days after a Tax Event (as defined herein) with respect to the applicable series;

•

in whole, but not in part, at a price equal to 102% of their principal amount, plus accrued and unpaid interest, at any time within 120 days after a Rating Agency Event (as defined herein) with respect to the applicable series; or

•

if a Tax Credit Event (as defined herein) occurs with respect to the applicable series, in whole, but not in part, at 101% of the principal amount of the applicable series, plus accrued and unpaid interest.

For more information, including regarding the events that will constitute a Tax Event, a Rating Agency Event or a Tax Credit Event, as well as certain restrictions on the timing of giving notice of a Tax Credit Event redemption, see DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES—Redemption beginning on page S-25.

Ranking

The Junior Subordinated Notes will be subordinated to all of our existing and future Priority Indebtedness (as defined herein). In addition, the Junior Subordinated Notes will be effectively subordinated to all liabilities and preferred securities of our subsidiaries. As of March 31, 2026, we had approximately $13.3 billion principal amount of outstanding long-term debt on an unconsolidated basis (including securities due within one year and junior subordinated debentures issued under our Subordinated Indenture dated as of December 1, 1997) that will be senior to the Junior Subordinated Notes. Additionally, as of March 31, 2026, our subsidiaries had approximately $28.1 billion principal amount of outstanding long-term debt (including securities due within one year and excluding securitization bonds). The provisions of the Subordinated Indenture II do not limit the amount of indebtedness issuable by us or the amount of indebtedness or preferred securities issuable by our subsidiaries. We and our subsidiaries expect to incur additional indebtedness from time to time that will be senior to the Junior Subordinated Notes.

For additional information, see DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES—Ranking on page S-19.

U.S. Federal Income Tax Considerations

As set forth in MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS—Classification of the Junior Subordinated Notes, McGuireWoods LLP is of the opinion that, for United States federal income tax purposes, the Junior Subordinated Notes will be treated as indebtedness of Dominion Energy (although there is no controlling authority directly on point). This opinion is subject to certain customary assumptions, conditions, qualifications and exceptions, set forth in the opinion letter and is not binding on the Internal Revenue Service. See MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS—Classification of the Junior Subordinated Notes beginning on page S-34.

Each holder of Junior Subordinated Notes will, by accepting the Junior Subordinated Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Junior Subordinated Notes constitute indebtedness and will treat the Junior Subordinated Notes as indebtedness for all United States federal, state and local tax purposes. We will treat the Junior Subordinated Notes in the same manner.

If we elect to defer interest on the Junior Subordinated Notes for one or more Optional Deferral Periods, the holders of the Junior Subordinated Notes likely will be required to include amounts accruing with respect to such deferred interest in income for United States federal income tax purposes during such period, regardless of such holder’s method of accounting for United States federal income tax purposes and notwithstanding that no interest payments will be made on the Junior Subordinated Notes during such periods.

No Listing of the Junior Subordinated Notes

Each series of the Junior Subordinated Notes is a new issue of securities with no established trading market. No application is being or is intended to be made for the listing or trading of either series of Junior Subordinated Notes on any securities exchange or trading facility or to include either series in any automated quotation system.

Use of Proceeds

We intend to use the net proceeds from the sale of the Junior Subordinated Notes for general corporate purposes and to repay short-term debt, including commercial paper. See USE OF PROCEEDS on page S-18.

Conflicts of Interest

As described in USE OF PROCEEDS on page S-18, a portion of the net proceeds from this offering may be used for the repayment of short-term debt, including commercial paper. If more than 5% of the net proceeds from this offering, not including underwriting compensation, will be received by affiliates of certain underwriters in this offering, this offering will be conducted in compliance with FINRA Rule 5121, as administered by the Financial Industry Regulatory Authority. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering. See UNDERWRITING—Conflicts of Interest on page S-43.

RISK FACTORS

Your investment in the Junior Subordinated Notes involves certain risks, including those discussed below. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. We have identified a number of these factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 and in our Current Report on Form 8-K filed on May 22, 2026, which are incorporated by reference in this prospectus supplement. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the risks discussed below and the discussions of risks that we have incorporated by reference before deciding whether an investment in the Junior Subordinated Notes is suitable for you.

See WHERE YOU CAN FIND MORE INFORMATION on page S-4.

Risks Related to the Junior Subordinated Notes

While it is not possible for the interest rate on either series of the Junior Subordinated Notes to decrease below the initial interest rate on such series, the interest rate on the Series A Junior Subordinated Notes or the Series B Junior Subordinated Notes may fluctuate over time.

The interest rate on the Series A Junior Subordinated Notes and the Series B Junior Subordinates Notes from the original issuance date to the First Series A Reset Date or the First Series B Reset Date, as applicable, will be 6.150% per year and 6.250% per year, respectively. Beginning on the First Series A Reset Date or the First Series B Reset Date, as applicable, the interest rate on (i) the Series A Junior Subordinated Notes for each Reset Period will equal the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 1.869%; provided, that the interest rate during any Reset Period will not reset below 6.150% and (ii) the Series B Junior Subordinated Notes for each Reset Period will equal the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 1.702%; provided, that the interest rate during any Reset Period will not reset below 6.250%. Accordingly, while it is not possible for the interest rate on either series of the Junior Subordinated Notes to decrease below the initial interest rate on such series, the interest rate on either series for a given Reset Period subsequent to the initial Reset Period may decrease as compared to the interest rate on such series for the prior Reset Period. We have no control over the factors that may affect U.S. Treasury rates, including geopolitical, economic, financial, political, regulatory, judicial or other conditions or events.

The historical Five-year U.S. Treasury Rates are not an indication of future Five-year U.S. Treasury Rates.

As noted above, the annual interest rate on the Junior Subordinated Notes for each Reset Period will be set by reference to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date (provided, that the interest rate during any reset period for a given series will not reset below the initial interest rate for such series). In the past, U.S. Treasury rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury rates is not an indication that U.S. Treasury rates are more or less likely to increase or decrease at any time in the future and you should not take historical U.S. Treasury rates as an indication of future U.S. Treasury Rates.

We may elect to defer interest payments on a given series of the Junior Subordinated Notes at our option for one or more periods of up to 10 years.

We may elect at our option to defer payment of all or part of the current and accrued interest otherwise due on either or both series of the Junior Subordinated Notes for one or more periods of up to 10 consecutive years, as described in this prospectus supplement under DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES—Option to Defer Interest Payments on page S-23.

An election to defer interest payments on a given series of the Junior Subordinated Notes will also impact our ability to make interest payments on the other series of the Junior Subordinated Notes.

As disclosed elsewhere in this prospectus supplement, if we elect to defer interest payments on a given series of Junior Subordinated Notes, we will not be permitted to make payments on our debt securities that rank equally with, or junior to, the applicable series of Junior Subordinated Notes in right of payment. Accordingly, if we elect to defer interest payments on one series of Junior Subordinated Notes while the other series of Junior Subordinated Notes remains outstanding, we would be prohibited from making payments on, and would likely elect to also defer interest payments on, the other series of the Junior Subordinated Notes.

We are not permitted to pay current interest on a given series of the Junior Subordinated Notes until we have paid all outstanding deferred interest on such series, and this could have the effect of extending interest deferral periods.

During a Series A Optional Deferral Period or a Series B Optional Deferral Period of less than 10 years, we will be prohibited from paying current interest on the series of Junior Subordinated Notes subject to such deferral until we have paid all accrued and unpaid deferred interest on such series. As a result, we may not be able to pay current interest on a given series of Junior Subordinated Notes if we do not have available funds to pay all accrued and unpaid interest on such series.

The after-market price of the applicable series of Junior Subordinated Notes may be discounted significantly if we defer interest payments.

If we defer interest payments on a given series of Junior Subordinated Notes, you may be unable to sell your Junior Subordinated Notes of such series at a price that reflects the value of deferred amounts. To the extent a trading market develops for either series of the Junior Subordinated Notes, that market may not continue during a Series A Optional Deferral Period or a Series B Optional Deferral Period, as applicable, or during periods in which investors perceive that there is a likelihood of a deferral, and you may be unable to sell Junior Subordinated Notes of either series at those times, either at a price that reflects the value of required payments under the applicable series of Junior Subordinated Notes or at all.

If we defer interest payments on either series of the Junior Subordinated Notes, there will be United States federal income tax consequences to holders of the applicable series of Junior Subordinated Notes.

If we defer interest payments on either series of the Junior Subordinated Notes, you likely will be required to include amounts accruing with respect to such deferred interest in income for United States federal income tax purposes during the applicable Optional Deferral Period, regardless of your method of accounting for United States federal income tax purposes.

If you sell your Junior Subordinated Notes of a given series before the record date for the payment of interest at the end of a Series A Optional Deferral Period or Series B Optional Deferral Period, as applicable, you will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the applicable Optional Deferral Period. Moreover, amounts that you were required to include in income in respect of the Junior Subordinated Notes of a given series during the applicable Optional Deferral Period will be added to your adjusted tax basis in the applicable Junior Subordinated Notes, but may not be reflected in the amount that you realize on the sale. To the extent the amount realized on a sale is less than your adjusted tax basis, you will recognize a capital loss for United States federal income tax purposes. The deductibility of capital losses is subject to limitations. See MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS—U.S. Holders—Sale, Exchange, Redemption or Retirement of the Junior Subordinated Notes on page S-35.

The Junior Subordinated Notes are effectively subordinated to substantially all of our other debt, including the debt of our subsidiaries.

Our obligations under the Junior Subordinated Notes are subordinate and junior in right of payment to all of our other indebtedness, except any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the Junior Subordinated Notes in right of payment. This means that we cannot make any payments on the Junior Subordinated Notes if we default on a payment of any of our other indebtedness and do not cure the default within the applicable grace period, if the holders of all of our other indebtedness have the right to accelerate the maturity of all of our other indebtedness and request that we cease payments on the Junior Subordinated Notes or if the terms of all of our other indebtedness otherwise restrict us from making payments to junior creditors.

Due to the subordination provisions described in DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES—Ranking on page S-19 and ADDITIONAL TERMS OF THE JUNIOR SUBORDINATED NOTES—Subordination on page 17 of the accompanying base prospectus, in the event of our insolvency, funds which we would otherwise use to pay the holders of the Junior Subordinated Notes will be used to pay the holders of all of our other more senior indebtedness to the extent necessary to pay all of our other more senior indebtedness in full. As a result of those payments, our trade creditors may recover less, ratably, than the holders of all of our other more senior indebtedness and these trade creditors may recover more, ratably, than the holders of the Junior Subordinated Notes. In addition, the holders of all of our other more senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the Junior Subordinated Notes.

Holders of Junior Subordinated Notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred security holders of our subsidiaries. In addition to trade debt, several of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. All of this corporate debt will be effectively senior to the Junior Subordinated Notes.

There are no terms in the Subordinated Indenture II or the Junior Subordinated Notes that limit our ability to incur additional indebtedness or our subsidiaries’ ability to incur additional indebtedness or issue preferred securities, and we and our subsidiaries expect to incur additional indebtedness from time to time that will be senior to the Junior Subordinated Notes.

We are a holding company, and payments on the Junior Subordinated Notes will only be made from our earnings and assets, and not those of our subsidiaries.

We are a holding company that conducts substantially all of our operations through our subsidiaries. Therefore, our ability to meet our obligations for payment of interest and principal on outstanding debt obligations and to pay dividends to shareholders and corporate expenses depends upon the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us.

An active after-market for the Junior Subordinated Notes does not exist and may not develop.

Each series of the Junior Subordinated Notes constitutes a new issue of securities with no established trading market. No application is being or is intended to be made for the listing or trading of either series of Junior Subordinated Notes on any securities exchange or trading facility or to include either series in any automated quotation system. Although the underwriters have indicated to us that they intend to make a market in the Junior Subordinated Notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. In addition, the liquidity of any trading market in either series of the Junior Subordinated Notes that may develop, and the market prices quoted therefor, may be adversely affected by, among other things, changes in the overall market for this type of security or the economy more generally and changes in our financial performance or prospects or the prospects for companies in our industry generally. As a result, an active after-market for a given series of the Junior Subordinated Notes may not develop or be sustained and holders of Junior Subordinated Notes may not be able to sell their notes at favorable prices or at all. The difference between bid and ask prices in any secondary market for the notes could be substantial. Accordingly, no assurance can be given as to the liquidity of, or trading market for, either series of the Junior Subordinated Notes, and holders of Junior Subordinated Notes may be required to bear the financial risks of an investment in the Junior Subordinated Notes for a significant period of time.

Rating agencies may change their practices for rating the Junior Subordinated Notes, which change may affect the market price of the Junior Subordinated Notes.

The rating agencies that currently or may in the future publish a rating for us, including Moody’s Investors Service, Inc., S&P Global Ratings and Fitch Ratings, Inc., each of which is expected to initially publish a rating of the Junior Subordinated Notes, may, from time to time in the future, change the way they analyze securities with features similar to the Junior Subordinated Notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Junior Subordinated Notes. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the Junior Subordinated Notes are subsequently lowered, that could have a negative impact on the trading price of the Junior Subordinated Notes. In addition, we may redeem the Junior Subordinated Notes at our option, in whole, but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the Junior Subordinated Notes. See DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES—Redemption—Right to Redeem at Rating Agency Event on page S-26.

The Junior Subordinated Notes are subject to early redemption.

As described under DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES—Redemption, we may redeem either series of the Junior Subordinated Notes, at our option, in whole or in part, at the times and the applicable redemption prices described in this prospectus supplement. We may choose to redeem your Junior Subordinates Notes of a given series at a time when prevailing interest rates are lower than the effective interest rate paid on your Junior Subordinated Notes of that series or at times when the trading price of your Junior Subordinated Notes of that series is above the redemption price. You may not be able to reinvest the redemption proceeds in an investment with a return that is as high as the return you would have earned on the Junior Subordinated Notes of the applicable series if they had not been redeemed and with a similar level of investment risk.

Investors should not expect us to redeem either series of Junior Subordinated Notes on the first or any other date on which they are redeemable.

The Series A Junior Subordinated Notes may be redeemed by us at our option either in whole or in part on any day in the period commencing on the date falling 90 days prior to the First Series A Reset Date and ending on and including the First Series A Reset Date and, after the First Series A Reset Date, on any interest payment date. Similarly, the Series B Junior Subordinated Notes may be redeemed by us at our option either in whole or in part on any day in the period commencing on the date falling 90 days prior to the First Series B Reset Date and ending on and including the First Series B Reset Date and, after the First Series B Reset Date, on any interest payment date. In addition, the Junior Subordinated Notes of either series may be redeemed by us at our option, in whole but not in part, within 120 days after either a Tax Event or a Rating Agency Event with respect to such series or if a Tax Credit Event occurs with respect to such series. Any decision we may make at any time to redeem either series of the Junior Subordinated Notes before their final maturity date will depend upon, among other things, the strength of our balance sheet, our results of operations, our access to the capital markets, interest rates, our growth strategy, and general market conditions at such time. Accordingly, while we may decide to do so, investors should not expect us to redeem either series of Junior Subordinated Notes on the first or any other date on which they are redeemable.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the Junior Subordinated Notes for general corporate purposes and to repay short-term debt, including commercial paper. As of May 31, 2026, our short-term debt included $2.1 billion in outstanding commercial paper with a weighted average yield of 4.08% per year and a weighted average days to maturity of approximately 14 days.

DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

Set forth below is a description of the specific terms of the Junior Subordinated Notes. This description supplements, and should be read together with, the description of the general terms and provisions of certain debt securities set forth in the accompanying base prospectus under the captions DESCRIPTION OF DEBT SECURITIES and ADDITIONAL TERMS OF THE JUNIOR SUBORDINATED NOTES and, to the extent it is inconsistent with the accompanying base prospectus, replaces the description in the accompanying base prospectus. The Junior Subordinated Notes will be issued under our Junior Subordinated Indenture II, dated as of June 1, 2006 (the Subordinated Indenture II), as supplemented and amended from time to time by supplemental indentures, including by the Third Supplemental and Amending Indenture, dated as of June 1, 2009 (the Third Supplemental and Amending Indenture), the Twenty-First Supplemental Indenture, dated as of June 1, 2026 (the Twenty-First Supplement Indenture), and the Twenty-Second Supplemental Indenture, dated as of June 1, 2026 (the Twenty-Second Supplemental Indenture). The following description is not complete in every detail and is subject to, and is qualified in its entirety by reference to, the description of the debt securities in the accompanying base prospectus referred to above, the Subordinated Indenture II, the Third Supplemental and Amending Indenture, the Twenty-First Supplemental Indenture and the Twenty-Second Supplemental Indenture. Capitalized terms used in this DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES that are not defined in this prospectus supplement have the meanings given to them in the accompanying base prospectus, the Subordinated Indenture II, the Third Supplemental and Amending Indenture, the Twenty-First Supplemental Indenture or the Twenty-Second Supplemental Indenture, as applicable. In this DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES section, references to “Dominion,” “we,” “us” and “our” mean Dominion Energy, Inc., excluding any of its subsidiaries unless otherwise expressly stated or the context otherwise requires.

General

We are offering $1,000,000,000 aggregate principal amount of the Series A Junior Subordinated Notes and $500,000,000 aggregate principal amount of the Series B Junior Subordinated Notes. The Junior Subordinated Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Junior Subordinated Notes will be held in book-entry form only, as described under “DESCRIPTION OF DEBT SECURITIES” in the accompanying prospectus, and will be held in the name of DTC or its nominee.

The Subordinated Indenture II permits us to “reopen” each series of Junior Subordinated Notes and issue additional Junior Subordinated Notes of such series without the consent of the holders of the Junior Subordinated Notes of the applicable series. Any such additional Junior Subordinated Notes of a given series will, subject to certain limited exceptions, have the same form and terms of the Junior Subordinated Notes of the applicable series offered by this prospectus supplement and, together with the Junior Subordinated Notes of the applicable series offered by this prospectus supplement, will constitute a single series of notes under the Subordinated Indenture II.

Each series of Junior Subordinated Notes will mature on December 15, 2056.

If any interest payment date, redemption date or the maturity date of the Junior Subordinated Notes is not a business day (as defined in the Subordinated Indenture II) at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day (as defined in the Subordinated Indenture II) at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.

Ranking

The Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture II, to all Priority Indebtedness as defined below. If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Priority Indebtedness; or

•	the maturity of any Priority Indebtedness has been accelerated because of a default on that Priority Indebtedness,

then the holders of Priority Indebtedness generally will have the right to receive payment, in the first instance above, of all amounts due or to become due upon that Priority Indebtedness, and, in the second and third instances above, of all amounts due on that Priority Indebtedness, or we will make provision for those payments, in each instance above, before the holders of any Junior Subordinated Notes have the right to receive any payments of principal or interest on their Junior Subordinated Notes.

Priority Indebtedness means, with respect to the Junior Subordinated Notes, the principal, premium, interest and any other payment in respect of any of the following:

•	all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by notes, debentures, bonds or other similar written instruments;

•	our obligations under synthetic leases, finance leases and capitalized leases;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•

any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories that we have assumed or guaranteed,

other than obligations ranking equally with the Junior Subordinated Notes or ranking junior to the Junior Subordinated Notes in right of payment.

Priority Indebtedness will not include the Parity Junior Subordinated Notes (as defined below), trade accounts payable, accrued liabilities arising in the ordinary course of business, indebtedness to our subsidiaries or indebtedness evidenced by other junior subordinated notes issued in the future under the Subordinated Indenture II.

“Parity Junior Subordinated Notes” mean the following securities issued by us under our Subordinated Indenture II: (i) our $1 billion aggregate principal amount of 2024 Series A Enhanced Junior Subordinated Notes due 2055; (ii) our $1 billion aggregate principal amount of 2024 Series B Enhanced Junior Subordinated Notes due 2054; (iii) our $1.25 billion aggregate principal amount of 2024 Series C Enhanced Junior Subordinated Notes due 2055; (iv) our $1.45 billion aggregate principal amount of 2025 Series A Junior Subordinated Notes due 2056; and (v) our $1.325 billion aggregate principal amount of 2025 Series B Junior Subordinated Notes due 2056. “Parity Junior Subordinated Notes” also includes, for a given series of the Junior Subordinated Notes, the Junior Subordinated Notes of the other series.

Priority Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture II irrespective of the amendment, modification or waiver of any term of the Priority Indebtedness. We may not amend the Subordinated Indenture II or the Junior Subordinated Notes to change the subordination of any outstanding Priority Indebtedness without the consent of each holder of Priority Indebtedness that the amendment would adversely affect.

As of March 31, 2026, we had approximately $13.3 billion principal amount of outstanding long-term debt on an unconsolidated basis (including securities due within one year and junior subordinated debentures issued under our Subordinated Indenture dated as of December 1, 1997) that will be senior to the Junior Subordinated Notes.

Because we are a holding company and conduct all of our operations through our subsidiaries, which include Virginia Power, DESC and other subsidiaries, our ability to meet our obligations under the Junior Subordinated Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of the Junior Subordinated Notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred security holders of our subsidiaries. As of March 31, 2026, our subsidiaries had approximately $28.1 billion principal amount of outstanding long-term debt (including securities due within one year and excluding securitization bonds).

There are no terms in the Subordinated Indenture II or the Junior Subordinated Notes that limit our ability to incur additional indebtedness or our subsidiaries’ ability to incur additional indebtedness or issue preferred securities. We and our subsidiaries expect to incur additional indebtedness from time to time that will be senior to the Junior Subordinated Notes.

Interest

Subject to our right to defer interest payments as described under —Option to Defer Interest Payments below, we will pay interest semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2026.

Interest on the Junior Subordinated Notes will be computed on the basis of a 360-day year of twelve 30-day months.

So long as the Junior Subordinated Notes remain in book-entry only form, the record date for each interest payment date will be the close of business on the business day before the applicable interest payment date. If the Junior Subordinated Notes are not in book-entry form, the record date for each interest payment date will be the close of business on the fifteenth calendar day (whether or not a business day) before the applicable interest payment date.

The Series A Junior Subordinated Notes will bear interest (i) from and including the original issuance date to, but excluding the First Series A Reset Date at the rate of 6.150% per year and (ii) from and including the First Series A Reset Date, during each Reset Period (as defined below), at a rate per year equal to the Five-year U.S. Treasury Rate (as defined below) as of the most recent Reset Interest Determination Date (as defined below) plus a spread of 1.869%, to be reset on each Series A Reset Date; provided, that the interest rate during any Reset Period will not reset below 6.150% (which equals the initial interest rate on the Series A Junior Subordinated Notes).

The Series B Junior Subordinated Notes will bear interest (i) from and including the original issuance date to, but excluding the First Series B Reset Date at the rate of 6.250% per year and (ii) from and including the First Series B Reset Date, during each Reset Period, at a rate per year equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 1.702%, to be reset on each Series B Reset Date; provided, that the interest rate during any Reset Period will not reset below 6.250% (which equals the initial interest rate on the Series B Junior Subordinated Notes).

The applicable interest rate for each Reset Period will be determined by the calculation agent (as defined below), as of the applicable Reset Interest Determination Date, in accordance with the following provisions:

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published under the heading “Treasury Constant Maturities” in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding (i) the First Series A Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Series A Reset Date will be deemed to be 6.150% per year, which is the same interest rate as in effect from and including the original issue date to, but excluding, the First Series A Reset Date, and (ii) the First Series B Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Series B Reset Date will be deemed to be 6.250% per year, which is the same interest rate as in effect from and including the original issue date to, but excluding, the First Series B Reset Date.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second business day prior to the applicable Series A Reset Date or Series B Reset Date.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Series A Reset Date or Series B Reset Date, as applicable, to, but excluding, the next following Series A Reset Date or Series B Reset Date, as applicable, and thereafter each period from and including a Series A Reset Date or Series B Reset Date, as applicable, to, but excluding, the next following Series A Reset Date or Series B Reset Date, respectively.

“Series A Reset Date” means the First Series A Reset Date and December 15 of every fifth year after 2031.

“Series B Reset Date” means the First Series B Reset Date and December 15 of every fifth year after 2036.

The term “calculation agent” means, at any time, the entity appointed by us and serving as such agent with respect to the applicable series of Junior Subordinated Notes at such time. Unless we have validly called all of the outstanding Junior Subordinated Notes of the applicable series for redemption on a redemption date occurring prior to the First Series A Reset Date or First Series B Reset Date, we will appoint a calculation agent for the applicable series of Junior Subordinated Notes prior to the Reset Interest Determination Date immediately preceding the First Series A Reset Date or Series B Reset Date, as applicable; provided that, if we have called all of the outstanding Junior Subordinated Notes of a particular series for redemption on a redemption date occurring prior to the First Series A Reset Date or First Series B Reset Date, as applicable, but we do not redeem all of the outstanding Junior Subordinated Notes of such series on such redemption date, we will appoint a calculation agent for the Junior Subordinated Notes of such series as promptly as practicable after such proposed redemption date. We may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time (so long as there will always be a calculation agent in respect of each series of Junior Subordinated Notes when so required). We may appoint Dominion Energy or an affiliate of Dominion Energy as calculation agent.

As provided above, the applicable interest rate for each Reset Period will be determined by the calculation agent as of the applicable Reset Interest Determination Date. Promptly upon such determination, the calculation agent will notify us of the interest rate for the Reset Period and we will promptly notify, or cause the calculation agent to promptly notify, the series trustee and each paying agent of such interest rate. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any Reset Period beginning on or after the First Series A Reset Date or First Series B Reset Date, as applicable, will be on file at our principal offices, will be made available to any holder or beneficial owner of Junior Subordinated Notes upon request and will be final and binding in the absence of manifest error.

Option to Defer Interest Payments

So long as there is no event of default with respect to the applicable series of Junior Subordinated Notes under the Subordinated Indenture II, at our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on a given series of Junior Subordinated Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, a Series A Optional Deferral Period or a Series B Optional Deferral Period, as applicable). In other words, we may declare at our discretion up to a 10-year interest payment moratorium on either series of the Junior Subordinated Notes and may choose to do that on more than one occasion. A deferral of interest payments may not end on a date other than an interest payment date and may not extend beyond the maturity date of the applicable series of Junior Subordinated Notes, and we may not begin a new Series A Optional Deferral Period or Series B Optional Deferral Period, as applicable, and may not pay current interest on the Series A Junior Subordinated Notes or Series B Junior Subordinated Notes, as applicable, until we have paid all accrued interest on the applicable series of Junior Subordinated Notes from the previous Series A Optional Deferral Period or Series B Optional Deferral Period, as applicable.

Any deferred interest on a given series of the Junior Subordinated Notes will accrue additional interest at a rate equal to the interest rate then applicable to such series of Junior Subordinated Notes to the extent permitted by applicable law. Once we pay all deferred interest payments on a given series of the Junior Subordinated Notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on that series of the Junior Subordinated Notes as described above, but not beyond the maturity date of the applicable series of Junior Subordinated Notes.

We will give the series trustee written notice of our election to begin an Optional Deferral Period at least one business day before the record date for the next interest payment date which shall contain an instruction for the series trustee to forward such notice to the holders of the applicable series of Junior Subordinated Notes. However, our failure to pay interest on any interest payment date will itself constitute the commencement of an Optional Deferral Period with respect to the applicable series of Junior Subordinated Notes unless we pay such interest within five business days after the interest payment date, whether or not we provide a written notice of deferral.

Certain Limitations During an Optional Deferral Period

During a Series A Optional Deferral Period or a Series B Optional Deferral Period, we will not and our subsidiaries will not do any of the following:

(i)	declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of our capital stock;

(ii)

pay any principal of, or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equally with, or junior to, the Junior Subordinated Notes in right of payment (including debt securities of other series, such as the other series of the Junior Subordinated Notes, issued under the Subordinated Indenture II); or

(iii)	make any payments with respect to any guarantee of indebtedness if the guarantee ranks equally with or junior to the Junior Subordinated Notes in right of payment.

However, the foregoing restrictions will not apply to:

(a)

purchases, redemptions or other acquisitions of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, agents or consultants or a stock purchase or dividend reinvestment plan, or the satisfaction of our obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring us to purchase, redeem or acquire our capital stock;

(b)

any payment, repayment, redemption, purchase, acquisition or declaration of dividend described in clause (i) above as a result of a reclassification of our capital stock, or the exchange or conversion of all or a portion of one class or series of our capital stock for another class or series of our capital stock;

(c)

the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of our capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred or with any split, reclassification or similar transaction;

(d)

dividends or distributions paid or made in our capital stock (or rights to acquire our capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of our capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred;

(e)

redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan outstanding on the date that the payment of interest is deferred or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future;

(f)

payments on the Junior Subordinated Notes, any trust preferred securities, subordinated debentures, junior subordinated debentures or junior subordinated notes, or any guarantees of any of the foregoing, in each case that rank equal in right of payment to the Junior Subordinated Notes, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full;

(g)

any payment of deferred interest or principal on, or repayment, redemption or repurchase of, parity securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities;

(h)	any regularly scheduled dividend or distribution payments declared prior to the date that the applicable Series A Optional Deferral Period or Series B Optional Deferral Period commences; or

(i)	for the avoidance of doubt, the conversion of shares of our convertible capital stock, if any, in accordance with the terms of such convertible capital stock.

Events of Default

The following are events of default under the Subordinated Indenture II:

•	our failure to pay principal when due;

•	our failure to pay interest when due and payable that continues for 30 days (subject to our right to optionally defer interest payments as described above under —Option to Defer Interest Payments);

•	our failure to perform other covenants that continues beyond the grace period described in the Subordinated Indenture II; or

•	certain events of bankruptcy, insolvency or reorganization.

If such an event of default (other than certain events of bankruptcy) occurs under the Subordinated Indenture II, the Indenture Trustee or the holders of 25% of the principal amount of the Junior Subordinated Notes of the applicable series will have the right to declare the principal amount of the Junior Subordinated Notes of the applicable series and any accrued interest thereon, immediately due and payable. If an event of default consisting of certain events of bankruptcy occurs under the Subordinated Indenture II, the principal amount of all the outstanding Junior Subordinated Notes will automatically, and without any declaration or other action on the part of the Indenture Trustee or any holder, become immediately due and payable. For more information on these and other events of default, see DESCRIPTION OF DEBT SECURITIES—Events of Default in the accompanying base prospectus.

Notwithstanding the above, upon the occurrence of an event of default under the third bullet above, neither the Indenture Trustee nor holders of the Junior Subordinated Notes of the applicable series will be entitled to declare the principal amount of the Junior Subordinated Notes of the applicable series and any accrued interest thereon immediately due and payable. However, they may exercise the other rights and remedies available under the Junior Subordinated Indenture upon the occurrence of an event of default.

Agreement by Holders to Certain Tax Treatment

Each holder of the Junior Subordinated Notes will, by accepting the Junior Subordinated Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Junior Subordinated Notes constitute debt and will treat the Junior Subordinated Notes as debt for United States federal, state and local tax purposes.

No Sinking Fund

The Junior Subordinated Notes will not be entitled to the benefit of any sinking fund.

No Listing

No application is being or is intended to be made for the listing or trading of either series of Junior Subordinated Notes on any securities exchange or trading facility or to include either series in any automated quotation system.

Redemption

The Junior Subordinated Notes may be redeemed before maturity as described below.

Optional Redemption

We may redeem the Series A Junior Subordinated Notes in whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day in the period commencing on the date falling 90 days prior to the First Series A Reset Date and ending on and including the First Series A Reset Date and (ii) after the First Series A Reset Date, on any interest payment date.

We may redeem the Series B Junior Subordinated Notes in whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day in the period commencing on the date falling 90 days prior to the First Series B Reset Date and ending on and including the First Series B Reset Date and (ii) after the First Series B Reset Date, on any interest payment date.

Right to Redeem at Tax Event

Each series of Junior Subordinated Notes is redeemable, in whole, but not in part, at 100% of the principal amount of the applicable series, plus accrued and unpaid interest to, but excluding, the redemption date, at any time within 120 days after the occurrence of a Tax Event with respect to such series.

“Tax Event” means the receipt by us of an opinion of counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any such administrative pronouncement, ruling, regulatory procedure or regulation), (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) threatened challenge asserted in writing in connection with an audit of us or any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Junior Subordinated Notes, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known, in each case after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the applicable series of Junior Subordinated Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for United States federal income tax purposes.

Right to Redeem at Rating Agency Event

Each series of Junior Subordinated Notes is redeemable in whole, but not in part, at 102% of the principal amount of the applicable series, plus accrued and unpaid interest to, but excluding, the redemption date, at any time within 120 days after a Rating Agency Event with respect to such series.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for Dominion Energy (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Junior Subordinated Notes, (a) as such methodology was in effect on the date of this prospectus supplement, in the case of any rating agency that published a rating for Dominion Energy as of the date of this prospectus supplement, or (b) as such methodology was in effect on the date such rating agency first published a rating for Dominion Energy, in the case of any rating agency that first publishes a rating for Dominion Energy after the date of this prospectus supplement (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the notes by such rating agency had the current methodology not been changed.

Tax Credit Event Redemption

If a Tax Credit Event occurs, we may redeem, upon a notice of redemption, the Junior Subordinated Notes of either series, as applicable, in whole but not in part at a redemption price equal to 101% of the principal amount of the applicable series, plus accrued and unpaid interest to, but excluding, the redemption date. A notice of redemption of the Junior Subordinated Notes of either series upon the occurrence of a Tax Credit Event

(i) may only be sent by the later of (a) the end of the calendar year in which the Junior Subordinated Notes of such series were issued and (b) six months from the date of issuance of the Junior Subordinated Notes of such series and (ii) shall be accompanied by a certificate from an officer of the Company stating that a Tax Credit Event has occurred.

A “Tax Credit Event” occurs with respect to a series of the Junior Subordinated Notes if, in our reasonable determination, there exists a material risk, due to Junior Subordinated Notes (considered together with other debt) having been issued, as part of an original issuance, to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Code, that we or any of our affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code.

Redemption Procedures; Cancellation of Redemption

Notwithstanding any statement under this caption —Redemption or elsewhere in this prospectus supplement to the contrary, installments of interest on the Junior Subordinated Notes of a given series that are due and payable on any interest payment date falling on or prior to a redemption date for such series of Junior Subordinated Notes will be payable on that interest payment date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the Junior Subordinated Notes and the Subordinated Indenture II, except that, if the redemption date for any Junior Subordinated Notes falls on any day during a Series A Optional Deferral Period or Series B Optional Deferral Period, as applicable, accrued and unpaid interest on such Junior Subordinated Notes will be paid on such redemption date to the persons entitled to receive the redemption price of such Junior Subordinated Notes. For the avoidance of doubt, the interest payment date falling immediately after the last day of a Series A Optional Deferral Period or Series B Optional Deferral Period, as applicable, will not be deemed to fall on a day during such Optional Deferral Period.

If, at the time a notice of redemption is given, we have not effected satisfaction and discharge or defeasance of the Junior Subordinated Notes as described in the accompanying base prospectus and such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge or defeasance of the Junior Subordinated Notes, then, if the notice of redemption so provides and at our option, the redemption may be subject to the condition that the series trustee shall have received, on or before the applicable redemption date, monies in an amount sufficient to pay the redemption price and accrued and unpaid interest on the Junior Subordinated Notes called for redemption to, but excluding, the redemption date. If monies in such amount are not received by the series trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled and we shall not be required to redeem the Junior Subordinated Notes called for redemption on such redemption date. In the event that a redemption is canceled, we will, not later than the business day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the registered holders of the Junior Subordinated Notes called for redemption (which notice will also indicate that any Junior Subordinated Notes or portions thereof surrendered for redemption will be returned to the applicable holders), and we will direct the series trustee to, and the series trustee will, promptly return any Junior Subordinated Notes or portions thereof that have been surrendered for redemption to the applicable holders.

Unless we default in payment of the redemption price or the proposed redemption is canceled in accordance with the provisions set forth in the immediately preceding paragraph, on and after the redemption date interest will cease to accrue on the Junior Subordinated Notes or portions thereof called for redemption.

If less than all of the Junior Subordinated Notes of a given series are to be redeemed on any redemption date, the particular Junior Subordinated Notes (or portions thereof) to be redeemed shall be selected by such method as the series trustee shall deem fair and appropriate or, in the case of Junior Subordinated Notes in book-entry form represented by one or more global notes, by such method of selection as may be required or permitted by the depositary.

The Series Trustee and Trustee

The series trustee for the Junior Subordinated Notes will be Deutsche Bank Trust Company Americas. The series trustee will administer its corporate trust business at 1 Columbus Circle, 4th Floor, Mail Stop: NYC01-0417, New York, NY 10019 or such other address as it may notify to the Company from time to time. We and certain of our affiliates maintain banking relationships with Deutsche Bank Trust Company Americas. Deutsche Bank Trust Company Americas also serves as trustee under other indentures under which we and certain of our affiliates have issued securities. Deutsche Bank Trust Company Americas and its affiliates have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

The indenture trustee under the Subordinated Indenture II is The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A.). We and certain of our affiliates maintain deposit accounts and banking relationships with The Bank of New York Mellon. The Bank of New York Mellon also serves as trustee under other indentures under which securities of certain of our affiliates are outstanding. The Bank of New York Mellon and its affiliates have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

Upon issuance, the Junior Subordinated Notes will be represented by one or more fully registered global certificates. Each global certificate is deposited with the series trustee on behalf of DTC as its custodian and is registered in the name of DTC or a nominee of DTC. DTC is thus the only registered holder of these securities.

The following is based on information furnished to us by DTC:

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (Direct Participants) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). DTC has a Standard & Poor’s rating of AA+. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at http://www.dtcc.com.

Purchases of the Junior Subordinated Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Junior Subordinated Notes on DTC’s records. The ownership interest of each actual purchaser of each Junior Subordinated Note (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Junior Subordinated Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Junior Subordinated Notes, except in the event that use of the book-entry system for the Junior Subordinated Notes is discontinued.

To facilitate subsequent transfers, all of the Junior Subordinated Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Junior Subordinated Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Junior Subordinated Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Junior Subordinated Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all the Junior Subordinated Notes of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the Junior Subordinated Notes to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Junior Subordinated Notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Junior Subordinated Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds on the Junior Subordinated Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or its agent, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Company or its agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or its agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the Junior Subordinated Notes at any time by giving reasonable notice to the Company or its agent. Under such circumstances, in the event that a successor depository is not obtained, Junior Subordinated Note certificates are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Junior Subordinated Note certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

We have no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

Global Clearance and Settlement Procedures for the Junior Subordinated Notes

The following is based on information made available by Clearstream and Euroclear or obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information. We have no responsibility for the performance by Clearstream and Euroclear or either of their participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Investors may elect to hold interests in the Junior Subordinated Notes through either DTC (in the United States) or through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (Clearstream Participants) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly. Distributions with respect to Junior Subordinated Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear was created in 1968 to hold securities for participants of Euroclear (Euroclear Participants) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

Euroclear is operated by Euroclear Bank SA/NV (the Euroclear Operator). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipt of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to Junior Subordinated Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the Junior Subordinated Notes to or receiving interests in the Junior Subordinated Notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in the Junior Subordinated Notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions involving interests in such Junior Subordinated Notes settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Junior Subordinated Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Direct or Indirect Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Junior Subordinated Notes among participants of DTC, Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Junior Subordinated Notes and sets forth the opinions of McGuireWoods LLP, special tax counsel to Dominion Energy. This discussion only applies to Junior Subordinated Notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the Code), (generally, property held for investment) by holders who purchase the Junior Subordinated Notes in the initial offering at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Junior Subordinated Notes are sold for money. This discussion does not describe all of the material tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, banks, insurance companies, tax-exempt entities, certain former citizens or residents of the United States, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, partnerships and other pass-through entities (and persons holding Junior Subordinated Notes through a partnership or other pass-through entity), persons holding Junior Subordinated Notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, holders whose functional currency is not the U.S. dollar, passive foreign investment companies, controlled foreign corporations, accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements, and corporations that accumulate earnings to avoid U.S. federal income tax. In addition, this discussion does not address the effect of any state, local, foreign or other tax laws or any U.S. federal estate, gift or alternative minimum tax considerations. This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

As used in this prospectus supplement, the term “U.S. holder” means a beneficial owner of a Junior Subordinated Note that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that was in existence on August 20, 1996, and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

As used in this prospectus supplement, the term “non-U.S. holder” means a beneficial owner of a Junior Subordinated Note that is neither a U.S. holder nor a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes). If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds a Junior Subordinated Note, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Holders that are partners of partnerships holding a Junior Subordinated Note should consult their tax advisors.

Persons considering the purchase of Junior Subordinated Notes should consult their own tax advisors as to the U.S. federal income tax considerations relating to the purchase, ownership and disposition of Junior Subordinated Notes in light of their particular circumstances, as well as the effect of any state, local, foreign or other tax laws.

Classification of the Junior Subordinated Notes

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the Junior Subordinated Notes. In the opinion of McGuireWoods LLP, under current law and based on the facts contained in this prospectus supplement, the terms of the Subordinated Indenture II and the Junior Subordinated Notes, and certain assumptions and representations relied upon in rendering the opinion, the Junior Subordinated Notes will be treated as indebtedness of Dominion Energy for U.S. federal income tax purposes (although there is no controlling authority directly on point). This opinion is not binding on the Internal Revenue Service (IRS) or any court and there can be no assurance that the IRS or a court will agree with this opinion. If the IRS were to successfully challenge the classification of the Junior Subordinated Notes as indebtedness, interest payments on the Junior Subordinated Notes would be treated for U.S. federal income tax purposes as dividends to the extent of our current or accumulated earnings and profits. In the case of non-U.S. holders, distributions treated as dividends would be subject to withholding of U.S. income tax, except to the extent otherwise provided by an applicable income tax treaty. We agree, and by acquiring an interest in a Junior Subordinated Note each beneficial owner of a Junior Subordinated Note will agree, to treat the Junior Subordinated Notes as indebtedness for U.S. federal income tax purposes. Holders should consult their own tax advisors regarding the tax consequences that will arise if the Junior Subordinated Notes are not treated as indebtedness for U.S. federal income tax purposes. The remainder of this discussion assumes that the Junior Subordinated Notes will be respected as indebtedness for U.S. federal income tax purposes.

U.S. Holders

Payments of Interest.

Except as described below, a U.S. holder will be taxed on any stated interest on the Junior Subordinated Notes at the time that such interest is received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Original Issue Discount.

Special rules apply with respect to debt instruments that are issued with original issue discount (OID). Under applicable Treasury regulations relating to OID, the possibility that stated interest on the Junior Subordinated Notes might be deferred (see DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES—Option to Defer Interest Payments) could result in the Junior Subordinated Notes being treated as issued with OID, unless the likelihood of such deferral is considered remote. We believe and intend to take the position that the likelihood of exercising our option to defer payment of stated interest is remote within the meaning of the Treasury regulations in part because the exercise of the option to defer payments of stated interest on the Junior Subordinated Notes generally would prevent us from: (1) declaring or paying any dividend or distribution on our capital stock; (2) redeeming, purchasing, acquiring or making a liquidation payment with respect to any of our capital stock; (3) paying any principal, interest or premium on, or repaying, repurchasing or redeeming any of our debt securities that rank on parity with, or junior to, the Junior Subordinated Notes; or (4) making any payments with respect to any guarantee of debt securities if such guarantee ranks on parity with or junior to the Junior Subordinated Notes. Similarly, in certain circumstances (e.g., DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES—Redemption), we may be obligated to pay amounts in excess of stated interest on or principal of the Junior Subordinated Notes. Such excess payments will not affect the amount of interest income that a U.S. holder recognizes if there is only a remote likelihood that such payments will be made. We believe and intend to take the position that the likelihood that we will make any such payments is remote. Our determination regarding the remoteness of these contingencies is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position.

In addition to the foregoing, we believe that the Junior Subordinated Notes should be treated for U.S. federal income tax purposes as “variable rate debt instruments” that provide for a single fixed rate followed by a qualified floating rate (a QFR). Applicable Treasury regulations set forth rules to determine whether the fixed rate and the QFR result in a debt instrument being treated as issued with OID at time of issuance. It is our expectation that the initial interest rate (the fixed rate) and the interest rate on each Reset Interest Determination Date (the floating rate) for the Junior Subordinated Notes will be set in a manner that will not result in OID. In light of the foregoing rules applicable to the Junior Subordinated Notes, we expect that the Junior Subordinated Notes will not be issued with OID. Accordingly, except as set forth below, each U.S. holder should include in gross income that holder’s allocable share of interest on the Junior Subordinated Notes in accordance with that holder’s method of tax accounting.

However, if the IRS were to successfully challenge our position regarding the remoteness of the contingencies described above, or if the fixed rate and floating rate were to be set in a manner inconsistent with our expectations, the Junior Subordinated Notes would be treated as issued with OID at the time of issuance. Specifically:

•

If the possibility of interest deferral was determined not to be remote, the Junior Subordinated Notes would be treated as issued with OID and all stated interest on the Junior Subordinated Notes would be treated as OID.

•

If any portion of interest pursuant to the fixed rate or the floating rate is determined as of the issue date to be in excess of “qualified stated interest” on the Junior Subordinated Notes, such excess, if significant enough, would potentially give rise to OID.

Further, under the Treasury Regulations, if we exercise our option to defer the payment of interest on the Junior Subordinated Notes (see DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES—Option to Defer Interest Payments), the Junior Subordinated Notes may at that time be treated, solely for purposes of determining the amount of OID on the Junior Subordinated Notes, as having been retired and reissued with OID, and the sum of the remaining interest payments on the Junior Subordinated Notes would be OID.

In the event the Junior Subordinated Notes are treated as issued with OID, each U.S. holder would be required to accrue and include OID in taxable income on a constant yield basis before the receipt of the cash attributable to the interest (regardless of that U.S. holder’s method of tax accounting), and actual distributions of stated interest would not be reported as taxable income.

Additionally, if the IRS were to determine that the possibility of excess payments was not remote, the Junior Subordinated Notes could be treated as “contingent payment debt instruments,” in which case a U.S. holder would be required to accrue interest income on the Junior Subordinated Notes in excess of stated interest and treat as ordinary income rather than as capital gain any income realized on the taxable disposition of Junior Subordinated Notes. In the event excess payments are made, the U.S. holder will be required to recognize such amounts as income. The remainder of this discussion assumes that the Junior Subordinated Notes will not be treated as contingent payment debt instruments.

Sale, Exchange, Redemption or Retirement of the Junior Subordinated Notes

Upon the sale, exchange, redemption or retirement of a Junior Subordinated Note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement and that U.S. holder’s adjusted tax basis in the Junior Subordinated Note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest not previously included in income, which will constitute ordinary income. If the Junior Subordinated Notes have not been subject to the OID rules, then a U.S. holder’s adjusted tax basis in the Junior Subordinated Notes generally will be the initial purchase price paid by such U.S. holder to acquire such U.S. holder’s interest in the Junior Subordinated Notes. If the Junior Subordinated Notes have been subject to the OID rules, then a U.S. holder’s tax basis in a Junior Subordinated Note would be increased by any OID previously includible in that U.S. holder’s gross income through the date of disposition and decreased by payments received by that U.S. holder on the Junior Subordinated Notes in respect of accrued OID. Gain or loss realized on the sale, exchange, redemption or retirement of a Junior Subordinated Note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or retirement the Junior Subordinated Note has been held by that U.S. holder for more than one year. A U.S. holder that is an individual generally is entitled to preferential treatment for net long-term capital gains. Any capital losses realized generally may be used by a corporate taxpayer only to offset capital gains, and by an individual taxpayer only to the extent of capital gains plus $3,000 of other income.

Medicare Tax

Certain U.S. holders that are individuals, estates or trusts are subject to a 3.8% Medicare tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the disposition of the Junior Subordinated Notes. Each U.S. holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of this Medicare tax to its income and gains in respect of its investment in the Junior Subordinated Notes.

Backup Withholding and Information Reporting

Information reporting requirements generally apply in connection with payments on the Junior Subordinated Notes to, and proceeds from a sale or other disposition of Junior Subordinated Notes by, non-corporate U.S. holders. A U.S. holder will be subject to backup withholding tax on such payments and proceeds if the U.S. holder fails to provide its correct taxpayer identification number to the paying agent in the manner required under U.S. federal income tax law, fails to comply with applicable backup withholding tax rules or does not otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will entitle that U.S. holder to a credit against that U.S. holder’s U.S. federal income tax liability and may entitle that U.S. holder to a refund, provided that the required information is timely and properly furnished to the IRS.

U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Non-U.S. Holders

Subject to the discussion below under “Foreign Accounts Tax Compliance Act” and assuming that the Junior Subordinated Notes will be treated as indebtedness for U.S. federal income tax purposes, no withholding of U.S. federal income tax will apply to interest paid on a Junior Subordinated Note to a non-U.S. holder under the “portfolio interest exemption,” provided that:

•	the interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a bank whose receipt of interest with respect to a Junior Subordinated Note is described in Section 881(c)(3)(A) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

•

the non-U.S. holder provides to the withholding agent, in accordance with specified procedures, a statement to the effect that such non-U.S. holder is not a United States person (generally by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable).

If a non-U.S. holder cannot satisfy the requirements of the portfolio interest exemption described above, interest paid on the Junior Subordinated Notes (including payments in respect of OID, if any, on the Junior Subordinated Notes) made to a non-U.S. holder will be subject to a 30% U.S. federal withholding tax, unless that non-U.S. holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable U.S. income tax treaty or (ii) stating that the interest is not subject to withholding tax because it is effectively connected with that non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in a trade or business in the United States (or, if pursuant to an applicable U.S. income tax treaty, if the non-U.S. holder maintains a permanent establishment within the United States) and the interest is effectively connected with the conduct of that trade or business (or, if pursuant to an applicable U.S. income tax treaty, attributable to that permanent establishment), that non-U.S. holder will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if that non-U.S. holder were a U.S. holder (as described above). In addition, if such non-U.S. holder is a foreign corporation, it may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable U.S. income tax treaty.

Subject to the discussion below under “Foreign Accounts Tax Compliance Act,” any gain realized on the disposition of a Junior Subordinated Note generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (or, if pursuant to an applicable U.S. income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder within the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

The amount of interest paid on the Junior Subordinated Notes to non-U.S. holders generally must be reported annually to the IRS. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable U.S. income tax treaty. Copies of the information returns reflecting income in respect of the Junior Subordinated Notes may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or information sharing agreement.

A non-U.S. holder generally will not be subject to additional information reporting or to backup withholding with respect to payments on the Junior Subordinated Notes or to information reporting or backup withholding with respect to proceeds from the sale or other disposition of Junior Subordinated Notes to or through a U.S. office of any broker, as long as the holder:

•	has furnished to the payor or broker a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying, under penalties of perjury, the non-U.S. holder’s status as a non-U.S. person;

•	has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with applicable Treasury regulations; or

•	otherwise establishes an exemption.

The payment of the proceeds from a sale or other disposition of Junior Subordinated Notes to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale or disposition of Junior Subordinated Notes will be subject to information reporting, but not backup withholding, if it is to or through a foreign office of a U.S. broker or a non-U.S. broker with certain enumerated connections with the United States unless the documentation requirements described above are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if applicable.

Foreign Accounts Tax Compliance Act

Pursuant to sections 1471 through 1474 of the Code (commonly referred to as the Foreign Accounts Tax Compliance Act or FATCA), and under associated Treasury regulations and related administrative guidance, a U.S. federal withholding tax at a 30% rate applies to “withholdable payments” received by certain non-U.S. holders, if certain disclosure requirements related to U.S. ownership or accounts are not satisfied (generally by providing a properly executed IRS Form W-8BEN or Form W-8BEN-E, as applicable, or other applicable and/or successor forms). An applicable intergovernmental agreement regarding FATCA between the U.S. and a foreign jurisdiction may modify the rules discussed in this paragraph. For this purpose, “withholdable payments” generally include payments of interest on, and payments of gross proceeds from the sale or other disposition of, the Junior Subordinated Notes. However, the IRS issued proposed Treasury regulations that eliminate FATCA withholding on payments of gross proceeds (but not on payments of interest). Pursuant to the preamble to the proposed Treasury regulations, we and any withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until the final Treasury regulations are issued. Prospective investors should consult their tax advisors regarding the potential application of FATCA to their investment in the Junior Subordinated Notes. If U.S. federal withholding tax under FATCA, or otherwise, is required on payments made to any holder of Junior Subordinated Notes, such withheld amount will be paid to the IRS. That payment, if made, will be treated as a payment of cash to the holder of the Junior Subordinated Notes with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled.

The U.S. federal income tax discussion set forth above is included for general information purposes only and may not be applicable depending upon a holder’s particular situation. Prospective investors should consult their tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of Junior Subordinated Notes, including the tax consequences under state, local, foreign and other tax laws.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus supplement (Underwriting Agreement), the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, the principal amount of each series of the Junior Subordinated Notes set forth opposite their names below:

Name	Principal Amount of Series A Junior Subordinated Notes	Principal Amount of Series B Junior Subordinated Notes

Morgan Stanley & Co. LLC	$175,000,000	$87,500,000
RBC Capital Markets, LLC	175,000,000	87,500,000
U.S. Bancorp Investments, Inc.	175,000,000	87,500,000
Wells Fargo Securities, LLC	175,000,000	87,500,000
BMO Capital Markets Corp.	100,000,000	50,000,000
MUFG Securities Americas Inc.	100,000,000	50,000,000
Scotia Capital (USA) Inc.	100,000,000	50,000,000

Total	$1,000,000,000	$500,000,000

Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC, BMO Capital Markets Corp., MUFG Securities Americas Inc. and Scotia Capital (USA) Inc. are acting as joint book-running managers in connection with the offering of the Junior Subordinated Notes.

The Underwriting Agreement provides that the obligation of the several underwriters to purchase and pay for the Junior Subordinated Notes is subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all of the Junior Subordinated Notes if any are taken.

We have agreed, for a period of 30 days from the date of the Underwriting Agreement, to not, without the prior written consent of the representatives of the underwriters, directly or indirectly, sell or offer to sell or otherwise dispose of any Junior Subordinated Notes or any security convertible into or exchangeable for Junior Subordinated Notes or any debt securities substantially similar to Junior Subordinated Notes (except for the Junior Subordinated Notes issued pursuant to this offering).

The underwriters initially propose to offer the Junior Subordinated Notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement. After the initial offering of the Junior Subordinated Notes, the offering prices and other selling terms may from time to time be varied by the underwriters. The offering of the Junior Subordinated Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that the total expenses of the offering, not including the underwriting discount, will be approximately $2,000,000 and will be payable by us.

We have agreed to indemnify each of the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

No application is being or is intended to be made for the listing or trading of either series of Junior Subordinated Notes on any securities exchange or trading facility or to include them in any automated quotation system, but we have been advised by the underwriters that they intend to make a market in the Junior Subordinated Notes. The underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the development, maintenance or liquidity of the trading market, if any, for the Junior Subordinated Notes.

In order to facilitate the offering of the Junior Subordinated Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Junior Subordinated Notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the Junior Subordinated Notes for the underwriters. In addition, to cover overallotments or to stabilize the price of the Junior Subordinated Notes, the underwriters may bid for, and purchase, the Junior Subordinated Notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to a dealer for distributing the Junior Subordinated Notes in the offering, if they repurchase previously distributed Junior Subordinated Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the Junior Subordinated Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters and their affiliates have, from time to time, performed, and currently perform and may in the future perform various investment or commercial banking, lending, trust and financial advisory services for us and our affiliates in the ordinary course of business.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge and certain other of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Junior Subordinated Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Junior Subordinated Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Prohibition of Sale to European Economic Area

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available the Junior Subordinated Notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying base prospectus in relation thereto to any retail investor in the European Economic Area (EEA). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, MiFID II) or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the EU Prospectus Regulation). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the EU PRIIPs Regulation) for offering or selling the Junior Subordinated Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Junior Subordinated Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation. This prospectus supplement and the accompanying base prospectus have been prepared on the basis that any offer of the Junior Subordinated Notes in any Member State of the EEA will be made pursuant to an exemption under the EU Prospectus Regulation from the requirement to publish a prospectus for offers of the Junior Subordinated Notes. This prospectus supplement and the accompanying base prospectus are not a prospectus for the purposes of the EU Prospectus Regulation.

United Kingdom

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available the Junior Subordinated Notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying base prospectus in relation thereto to any retail investor in the United Kingdom (UK). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (EUWA); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (FSMA) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the UK by virtue of the EUWA (the UK Prospectus Regulation). Consequently, no key information document by Regulation (EU) No 1286/2014 as it forms part of domestic law in the UK by virtue of the EUWA (the UK PRIIPs Regulation) for offering or selling the Junior Subordinated Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Junior Subordinated Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying base prospectus have been prepared on the basis that any offer of the Junior Subordinated Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of the Junior Subordinated Notes. This prospectus supplement and the accompanying base prospectus are not a prospectus for the purposes of the UK Prospectus Regulation. In the UK, this prospectus supplement and the accompanying base prospectus are only being distributed to and are only directed at persons who are qualified investors under the UK Prospectus Regulation and (1) who fall within Article 19 (5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Order) or (2) who fall within Article 49(2)(a) to (d) (“High net worth companies, unincorporated associations etc.”) of the Order or (3) who are persons to whom it may otherwise be lawfully communicated in accordance with the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying base prospectus must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement and the accompanying base prospectus relate is only available to, and will be engaged in with, relevant persons.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Junior Subordinated Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Junior Subordinated Notes in, from or otherwise involving the UK.

Switzerland

This prospectus supplement and the accompanying base prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Junior Subordinated Notes. The Junior Subordinated Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (FinSA) and no application has or will be made to admit the Junior Subordinated Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying base prospectus nor any other offering or marketing material relating to the Junior Subordinated Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying base prospectus nor any other offering or marketing material relating to the Junior Subordinated Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Singapore

This prospectus supplement and the accompanying base prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying base prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Junior Subordinated Notes may not be circulated or distributed, nor may the Junior Subordinated Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A),and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Junior Subordinated Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Junior Subordinated Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Junior Subordinated Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The Junior Subordinated Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Junior Subordinated Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Taiwan

The Junior Subordinated Notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Junior Subordinated Notes in Taiwan.

Canada

The Junior Subordinated Notes may be sold only to purchasers in the provinces of Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Junior Subordinated Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Conflicts of Interest

Certain of the underwriters are dealers under our commercial paper program and the commercial paper programs of our subsidiaries. As a result, such underwriters may receive net proceeds from this offering. If more than 5% of the net proceeds of this offering, not including underwriting compensation, will be received by certain underwriters in this offering, this offering will be conducted in compliance with FINRA Rule 5121, as administered by the Financial Industry Regulatory Authority. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering.

T+6 Settlement

We expect that delivery of the Junior Subordinated Notes will be made against payment for the Junior Subordinated Notes on the Settlement Date, which will be the sixth business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+6”). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Junior Subordinated Notes on the date of this prospectus supplement or the next succeeding four business days will be required, by virtue of the fact that the Junior Subordinated Notes initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.

LEGAL MATTERS

Certain legal matters in connection with the offering of the Junior Subordinated Notes will be passed upon for us by McGuireWoods LLP, Richmond, Virginia, and for the underwriters by Troutman Pepper Locke LLP, Richmond, Virginia, which also performs certain legal services for us and our affiliates on other matters.

PROSPECTUS

DOMINION ENERGY, INC.

600 East Canal Street

Richmond, Virginia 23219

(804) 819-2284

Senior Debt Securities

Junior Subordinated Debentures

Junior Subordinated Notes

Common Stock

Preferred Stock

Stock Purchase Contracts

Stock Purchase Units

From time to time, we may offer and sell our securities. The securities we may offer may be convertible into or exercisable or exchangeable for other securities of the Company. This prospectus may also be used by a selling security holder of the securities described herein.

We will file prospectus supplements and may provide other offering materials that furnish specific terms of the securities to be offered under this prospectus, as well as the name and other information with respect to a selling security holder, if any. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or quotation system, investment considerations and the agents, dealers or underwriters, if any, to be used in connection with the sale of the securities. You should read this prospectus and any supplement or other offering materials carefully before you invest.

Investing in our securities involves risks. See “Risk Factors” on page 3 of this prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated October 31, 2025.

RISK FACTORS

Investing in our securities involves certain risks. Before making an investment decision, you should carefully consider and evaluate all of the information contained and incorporated by reference in this prospectus and any prospectus supplement, including the risk factors relating to our business that are incorporated by reference from our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, as well as any risk factors we may describe in other reports or information we file with the Securities and Exchange Commission (SEC). See WHERE YOU CAN FIND MORE INFORMATION below.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf process, we may, from time to time, sell either separately or in units any combination of the securities described in this prospectus in one or more offerings up to an unspecified dollar amount.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. Material U.S. federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement or other offering materials as necessary. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read both this prospectus, any prospectus supplement or other offering materials together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION. When we use the terms “we,” “our,” “us,” “Dominion Energy” or the “Company” in this prospectus, we are referring to Dominion Energy, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our file number with the SEC is 001-08489. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. Our SEC filings are also available on our website at http://www.dominionenergy.com. Our website also includes other information about us and certain of our subsidiaries. The information available on our website (other than the documents expressly incorporated by reference into this prospectus as set forth below) is not incorporated by reference into this prospectus, and you should not consider such information a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information. We make some of our filings with the SEC on a combined basis with one of our subsidiaries, Virginia Electric and Power Company (Virginia Power). Our combined filings with the SEC represent separate filings by Virginia Power and us. We incorporate by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, except those portions of filings that relate to Virginia Power as a separate registrant, until we sell all of the securities covered by this prospectus or otherwise terminate the offering of securities under this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2024;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025;

•	Current Reports on Form 8-K, or amendments thereto, filed January 27, 2025, February 3, 2025, February 27, 2025, March 11, 2025, April 9, 2025, May 9, 2025, May 13, 2025, June 25, 2025, June 27, 2025, July 1, 2025, August 6, 2025, August 25, 2025 and October 1, 2025; and

•	the description of our capital stock contained in Amendment No. 9 to our Current Report on Form 8-K, filed August 25, 2025.

You may request a copy of any of the documents incorporated by reference at no cost, by writing or telephoning us at: Corporate Secretary, Dominion Energy, Inc., 600 East Canal Street, Richmond, Virginia 23219, (804) 819-2284.

You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. The information that appears in this prospectus and that is incorporated by reference in this prospectus may only be accurate as of the date of this prospectus or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since that date.

SAFE HARBOR AND CAUTIONARY STATEMENTS

This prospectus or other offering materials may contain or incorporate by reference forward-looking statements. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance. These statements, by their nature, involve estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statements. Factors that could cause actual results to differ from those in the forward-looking statements may accompany the statements themselves; generally applicable factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements will be discussed in our reports on Forms 10-K, 10-Q and 8-K incorporated by reference herein and in prospectus supplements and other offering materials.

By making forward-looking statements, we are not intending to become obligated to publicly update or revise any forward-looking statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

DOMINION ENERGY

Dominion Energy, Inc., headquartered in Richmond, Virginia, is a public utility holding company and conducts its operations primarily through its subsidiaries Virginia Power and Dominion Energy South Carolina, Inc. (DESC).

Virginia Power is a regulated public utility that generates, transmits and distributes electricity for sale in Virginia and North Carolina. In Virginia, Virginia Power conducts business under the name “Dominion Energy Virginia” and primarily serves retail customers. In North Carolina, Virginia Power conducts business under the name “Dominion Energy North Carolina” and serves retail customers located in the northeastern region of the state, excluding certain municipalities. In addition, Virginia Power sells electricity at wholesale prices to rural electric cooperatives and municipalities and into wholesale electricity markets.

DESC is a regulated public utility that generates, transmits and distributes electricity to customers in the central, southern and southwestern portions of South Carolina and distributes natural gas to residential, commercial and industrial customers in South Carolina. DESC conducts business under the name “Dominion Energy South Carolina.”

Our address and telephone number are 600 East Canal Street, Richmond, Virginia, 23219, telephone (804) 819-2284.

For additional information about us, see WHERE YOU CAN FIND MORE INFORMATION on page 3.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we will use the net proceeds from the sale of the securities offered by this prospectus to finance capital expenditures and future acquisitions and to retire or redeem debt securities issued by us and for other general corporate purposes, which may include the repayment of commercial paper and debt under any of our credit facilities.

DESCRIPTION OF DEBT SECURITIES

The term Debt Securities includes the Senior Debt Securities, Junior Subordinated Debentures and Junior Subordinated Notes. We will issue the Senior Debt Securities in one or more series under our Senior Indenture, dated as of June 1, 2015, between us and Deutsche Bank Trust Company Americas, as trustee, as amended and as supplemented from time to time. We will issue the Junior Subordinated Debentures in one or more series under our Junior Subordinated Indenture, dated as of December 1, 1997, between us and The Bank of New York Mellon, successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee, as amended and as supplemented from time to time. We will issue Junior Subordinated Notes in one or more series under our Junior Subordinated Indenture II, dated as of June 1, 2006, between us and The Bank of New York Mellon, successor to JPMorgan Chase Bank, N.A., as trustee, as amended and as supplemented from time to time. In this prospectus, the indenture related to the Junior Subordinated Debentures is called the Subordinated Indenture and the indenture related to the Junior Subordinated Notes is called the Subordinated Indenture II; and together the Senior Indenture, the Subordinated Indenture and the Subordinated Indenture II are called the “Indentures.” We have summarized selected provisions of the Indentures below. In the summary below, we have included references to section numbers of the Indentures so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indentures. The Senior Indenture, the Subordinated Indenture and the Subordinated Indenture II have been filed as exhibits to the registration statement of which this prospectus is a part and you should read the Indentures for provisions that may be important to you.

General

The Senior Debt Securities will be our direct, unsecured obligations and will rank equally with all of our other senior and unsubordinated debt, except to the extent provided in the applicable prospectus supplement or other offering materials. The Junior Subordinated Debentures will be our unsecured obligations and are junior in right of payment to our Senior Indebtedness, as described under the caption ADDITIONAL TERMS OF THE JUNIOR SUBORDINATED DEBENTURES—Subordination. The Junior Subordinated Notes will be our unsecured obligations and are junior in right of payment to our Priority Indebtedness, as described under the caption ADDITIONAL TERMS OF THE JUNIOR SUBORDINATED NOTES—Subordination.

Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the Debt Securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders, and any preferred security holders of our subsidiaries.

There is no limit on the amount of Debt Securities or other indebtedness we may issue. We may issue Debt Securities from time to time under the Indentures in one or more series by entering into supplemental indentures and by our board of directors, a duly authorized committee, or duly authorized officers, as applicable, authorizing the issuance.

The Indentures do not protect the holders of Debt Securities if we incur additional indebtedness or engage in a highly leveraged transaction.

Provisions of a Particular Series

The Debt Securities of a series need not be issued at the same time, bear interest at the same rate or mature on the same date. Unless otherwise provided in the terms of a series, a series may be reopened, without notice to or consent of any holder of outstanding Debt Securities, for issuances of additional Debt Securities of that series. The prospectus supplement or other offering materials for a particular series of Debt Securities will describe the terms of that series, including, if applicable, some or all of the following:

•	the title and type of the Debt Securities;

•	the total principal amount of the Debt Securities;

•	the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

•	the date or dates on which principal is payable or the method for determining the date or dates, and any right that we have to change the date on which principal is payable;

•	the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

•	any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

•	any payments due if the maturity of the Debt Securities is accelerated;

•	any optional redemption terms, or any terms regarding repayment at the option of the holder;

•	if the Debt Securities are convertible into or exchangeable for other securities, and if so, the conversion terms and conditions;

•	any provisions that would obligate us to repurchase, repay or otherwise redeem the Debt Securities, or any sinking fund provisions;

•	the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

•	if payments may be made, at our election or at the holder’s election, in a currency other than that in which the Debt Securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

•	any index or formula used for determining principal, interest or premium, if any;

•	the percentage of the principal amount at which the Debt Securities will be issued, if other than 100% of the principal amount;

•	whether the Debt Securities will be issued in fully registered certificated form or book-entry form, represented by certificates deposited with the applicable trustee and registered in the name of a securities depositary or its nominee (Book-Entry Debt Securities);

•	denominations, if other than $1,000 each or multiples of $1,000;

•	any rights that would allow us to defer or extend an interest payment date in connection with any series of Debt Securities;

•	any provisions requiring payment of principal or interest in our capital stock or with proceeds from the sale of our capital stock or from any other specific source of funds in connection with any series of Debt Securities;

•	the identity of the series trustee, if other than the trustee;

•	any changes to events of defaults or covenants;

•	if any series of Debt Securities will not be subject to defeasance or covenant defeasance; and

•	any other terms of the Debt Securities. (Sections 201 & 301 of the Senior Indenture; Sections 2.1 & 2.3 of each of the Subordinated Indenture & the Subordinated Indenture II.)

The prospectus supplement will also indicate any special tax implications of the Debt Securities and any provisions granting special rights to holders when a specified event occurs.

Conversion or Redemption

No Debt Security will be subject to conversion, amortization or redemption, unless otherwise provided in the applicable prospectus supplement or other offering materials. Any provisions relating to the conversion, amortization or redemption of Debt Securities will be set forth in the applicable prospectus supplement or other offering materials, including whether conversion, amortization or redemption is mandatory or at our option. If no redemption date or redemption price is indicated with respect to a Debt Security, we may not redeem the Debt Security prior to its stated maturity. Debt Securities subject to redemption by us will be subject to the following terms:

•	redeemable on and after the applicable redemption dates;

•	redemption dates and redemption prices fixed at the time of sale and set forth on the Debt Security; and

•	redeemable in whole or in part (provided that any remaining principal amount of the Debt Security will be equal to an authorized denomination) at our option at the applicable redemption price, together with interest, payable to the date of redemption, on notice given not more than 60 days nor less than 20 days prior to the date of redemption. (Section 1104 of the Senior Indenture; Section 3.2 of each of the Subordinated Indenture & the Subordinated Indenture II.)

We will not be required to:

•	issue, register the transfer of, or exchange any Debt Securities of a series during the period beginning 15 days before the date the Debt Securities of that series are selected for redemption; or

•	register the transfer of, or exchange any Debt Security of that series selected for redemption except the unredeemed portion of a Debt Security being partially redeemed. (Section 305 of the Senior Indenture; Section 2.5 of each of the Subordinated Indenture & the Subordinated Indenture II.)

Option to Extend Interest Payment Period

If elected in the applicable supplemental indenture, we may defer interest payments on the Debt Securities by extending the interest payment period for the number of consecutive extension periods specified in the applicable prospectus supplement or other offering materials (each, an Extension Period). Other details regarding the Extension Period, including any limit on our ability to pay dividends during the Extension Period, will also be specified in the applicable prospectus supplement or other offering materials. No Extension Period may extend beyond the maturity of the applicable series of Debt Securities. At the end of the Extension Period(s), we will pay all interest then accrued and unpaid, together with interest compounded quarterly at the interest rate for the applicable series of Debt Securities, to the extent permitted by applicable law. (Section 301(26) of the Senior Indenture; Section 2.10 of each of the Subordinated Indenture & the Subordinated Indenture II.)

Payment and Transfer; Paying Agent

The paying agent will pay the principal of any Debt Securities only if those Debt Securities are surrendered to it. Unless we state otherwise in the applicable prospectus supplement or other offering materials, the paying agent will pay principal, interest and premium, if any, on Debt Securities, subject to such surrender, where applicable, at its office or, at our option:

•	by wire transfer to an account at a banking institution in the United States that is designated in writing to the applicable trustee prior to the deadline set forth in the applicable prospectus supplement or other offering materials by the person entitled to that payment (which in the case of Book-Entry Debt Securities is the securities depositary or its nominee); or

•	by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Debt Securities. (Sections 307 & 1001 of the Senior Indenture; Section 4.1 of each of the Subordinated Indenture & the Subordinated Indenture II.)

Neither we nor the applicable trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Book-Entry Debt Security, or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We expect that the securities depositary, upon receipt of any payment of principal, interest or premium, if any, in a Book-Entry Debt Security, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Book-Entry Debt Security as shown on the records of the securities depositary. We also expect that payments by participants to owners of beneficial interests in a Book-Entry Debt Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants.

Unless we state otherwise in the applicable prospectus supplement or other offering materials, the applicable trustee will act as paying agent for the Debt Securities, and the principal corporate trust office of the applicable trustee will be the office through which the paying agent acts. We may, however, change or add paying agents or approve a change in the office through which a paying agent acts. (Section 1002 of the Senior Indenture; Section 4.2 of each of the Subordinated Indenture & the Subordinated Indenture II.)

Any money that we have paid to a paying agent for principal or interest on any Debt Securities that remains unclaimed at the end of two years after that principal or interest has become due will be repaid to us at our request. After repayment to the Company, holders should look only to us for those payments. (Section 1003 of the Senior Indenture; Section 12.4 of each of the Subordinated Indenture & the Subordinated Indenture II.)

Fully registered securities may be transferred or exchanged at the corporate trust office of the applicable trustee or at any other office or agency we maintain for those purposes, without the payment of any service charge except for any tax or governmental charge and related expenses. (Section 1002 of the Senior Indenture; Section 2.5 of each of the Subordinated Indenture & the Subordinated Indenture II.)

Global Securities

We may issue some or all of the Debt Securities as Book-Entry Debt Securities. Book-Entry Debt Securities will be represented by one or more fully registered global certificates. Book-Entry Debt Securities of like tenor and terms up to $500,000,000 aggregate principal amount may be represented by a single global certificate. Each global certificate will be registered in the name of the securities depositary or its nominee and deposited with the applicable trustee, as agent for the securities depositary. Unless otherwise stated in any prospectus supplement or other offering materials, The Depository Trust Company will act as the securities depositary. Unless it is exchanged in whole or in part for Debt Securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the securities depositary. (Section 305 of the Senior Indenture; Section 2.5 of each of the Subordinated Indenture & the Subordinated Indenture II.)

Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by the securities depositary and its participants. If there are any additional or differing terms of the depositary arrangement with respect to the Book-Entry Debt Securities, we will describe them in the applicable prospectus supplement or other offering materials.

Holders of beneficial interests in Book-Entry Debt Securities represented by a global certificate are referred to as beneficial owners. Beneficial owners will be limited to institutions having accounts with the securities depositary or its nominee, which are called participants in this discussion, and to persons that hold beneficial interests through participants. When a global certificate representing Book-Entry Debt Securities is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Book- Entry Debt Securities the global certificate represents to the accounts of its participants. Ownership of beneficial interests in a global certificate will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the securities depositary, with respect to participants’ interests; and

•	any participant, with respect to interests the participant holds on behalf of other persons.

As long as the securities depositary or its nominee is the registered holder of a global certificate representing Book-Entry Debt Securities, that person will be considered the sole owner and holder of the global certificate and the Book-Entry Debt Securities it represents for all purposes. Except in limited circumstances, beneficial owners:

•	may not have the global certificate or any Book-Entry Debt Securities it represents registered in their names;

•	may not receive or be entitled to receive physical delivery of certificated Book-Entry Debt Securities in exchange for the global certificate; and

•	will not be considered the owners or holders of the global certificate or any Book-Entry Debt Securities it represents for any purposes under the Debt Securities or the Indentures. (Section 308 of the Senior Indenture; Section 8.3 of each of the Subordinated Indenture & the Subordinated Indenture II.)

We will make all payments of principal, interest and premium, if any, on a Book-Entry Debt Security to the securities depositary or its nominee as the holder of the global certificate. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global certificate.

Payments participants make to beneficial owners holding interests through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global certificate. None of the following will have any responsibility or liability for any aspect of the securities depositary’s or any participant’s records relating to beneficial interests in a global certificate representing Book-Entry Debt Securities, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	Dominion Energy;

•	the applicable trustee; or

•	any agent of any of the above.

Covenants

Under the Indentures we will:

•	pay the principal, interest and premium, if any, on the Debt Securities when due;

•	maintain a place of payment;

•	deliver an officer’s certificate to the applicable trustee at the end of each fiscal year confirming our compliance with our obligations under each of the Indentures;

•	in the case of the Senior Indenture, preserve and keep in full force and effect our corporate existence except as otherwise provided in the Senior Indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium, if any. (Sections 1001, 1002, 1003, 1005 & 1006 of the Senior Indenture; Sections 4.1, 4.2, 4.4 & 4.6 of the Subordinated Indenture & the Subordinated Indenture II.)

Consolidation, Merger or Sale

The Indentures provide that we may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any person or acquire all or substantially all of the assets of another person unless (i) either we are the continuing corporation, or the successor corporation (if other than us) is a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation expressly assumes the due and punctual payment of the principal of and interest and other amounts due on the Debt Securities, and the due and punctual performance and observance of all of the covenants and conditions of the Indentures to be performed by us by supplemental indenture in form satisfactory to the applicable trustee, executed and delivered to the applicable trustee by such corporation, and (ii) we or such successor corporation, as the case may be, will not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

In case of any such consolidation, merger or conveyance, such successor corporation will succeed to and be substituted for us, with the same effect as if it had been named as us in the applicable Indenture, and in the event of such conveyance (other than by way of a lease), we will be discharged of all of our obligations and covenants under the applicable Indenture and the Debt Securities. (Sections 801 & 802 of the Senior Indenture; Sections 11.1, 11.2 & 11.3 of each of the Subordinated Indenture & the Subordinated Indenture II.)

Events of Default

When used in each of the Indentures, Event of Default will mean any of the following with respect to Debt Securities of any series:

•	failure to pay the principal or any premium on any Debt Security when due;

•	with respect to the Senior Debt Securities, failure to deposit any sinking fund payment for that series when due that continues for 60 days;

•	failure to pay any interest on any Debt Securities of that series, when due, that continues for 60 days (or for 30 days in the case of any Junior Subordinated Debentures or Junior Subordinated Notes, as applicable); provided that, if applicable, for this purpose, the date on which interest is due is the date on which we are required to make payment following any deferral of interest payments by us under the terms of the applicable series of Debt Securities that permit such deferrals;

•	failure to perform any other covenant in the Indentures (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the applicable trustee or the holders of at least 33% of the outstanding Debt Securities (25% in the case of the Junior Subordinated Debentures or Junior Subordinated Notes, as applicable) of that series give written notice of the default;

•	certain events in bankruptcy, insolvency or reorganization of Dominion Energy; or

•	any other Event of Default included in the Indentures or any supplemental indenture. (Section 501 of the Senior Indenture; Section 6.1 of each of the Subordinated Indenture & the Subordinated Indenture II.)

In the case of a general covenant default described above, the applicable trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Debt Securities of that series, together with the applicable trustee, may also extend the grace period. The grace period will be automatically extended if we have initiated and are diligently pursuing corrective action.

An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under the Indentures. Additional events of default may be established for a particular series and, if established, will be described in the applicable prospectus supplement or other offering materials.

If an Event of Default for any series of Debt Securities occurs and continues, the applicable trustee or the holders of at least 33% (25%, in the case of the Junior Subordinated Debentures or Junior Subordinated Notes, as applicable) in aggregate principal amount of the Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the declaration. (Section 502 of the Senior Indenture; Section 6.1 of each of the Subordinated Indenture & the Subordinated Indenture II.)

The applicable trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal or interest) if it considers the withholding of notice to be in the best interests of the holders. Other than its duties in case of a default, the applicable trustee is not obligated to exercise any of its rights or powers under the Indentures at the request, order or direction of any holders, unless the holders offer the applicable trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding or any remedy available to the applicable trustee, or exercising any power conferred upon the applicable trustee, for any series of Debt Securities. However, the applicable trustee must give the holders of Debt Securities notice of any default to the extent provided by the Trust Indenture Act. (Sections 512, 601, 602 & 603 of the Senior Indenture; Sections 6.6, 6.7, 7.1 & 7.2 of each of the Subordinated Indenture & the Subordinated Indenture II.)

The holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Debt Security on its maturity date or redemption date and to enforce those payments. (Section 508 of the Senior Indenture; Section 14.2 of each of the Subordinated Indenture & the Subordinated Indenture II.)

Satisfaction; Discharge

The applicable Indenture will cease to be of further effect with respect to the Debt Securities of a given series if, at any time, among other things:

•	all Debt Securities of such series have been delivered to the applicable trustee for cancellation; or

•	all Debt Securities of such series not delivered to the applicable trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the applicable trustee, and we have deposited with the applicable trustee funds in trust in an amount sufficient to pay upon maturity or redemption the principal, interest, premium, if any, and other amounts due with respect to all outstanding Debt Securities of such series.

Notwithstanding the above, certain provisions of the applicable Indenture will survive, including with respect to the rights, obligations and immunities of the applicable trustee, certain rights with respect to registration of the transfer or exchange of such Debt Securities, and the right of holders to receive payment from the amounts deposited with the applicable trustee. (Section 401 of the Senior Indenture; Section 12.1 of each of the Subordinated Indenture & the Subordinated Indenture II).

Defeasance

Unless we elect differently in the applicable supplemental indenture, the following discussion of legal defeasance and covenant defeasance will apply to any series of Senior Debt Securities or Junior Subordinated Notes issued under the Senior Indenture or Subordinated Indenture II, respectively.

Legal Defeasance

We can legally release ourselves from our payment and other obligations under the Senior Indenture with respect to any series of Senior Debt Securities (such release, a Legal Defeasance) if certain conditions under the Senior Indenture are satisfied, including:

•	us irrevocably depositing with the trustee cash, government obligations or a combination of cash and government obligations that will provide enough cash to make interest, principal and any additional payments on such Senior Debt Securities through the stated maturity or redemption date of such Senior Debt Securities;

•	that there has been a change in the applicable U.S. federal income tax law or a ruling by the Internal Revenue Service (IRS) to the effect that holders of such Senior Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, and in the same manner and at the same times, as would have been the case if such Legal Defeasance had not occurred; and

•	us delivering an officers certificate and legal opinion to the trustee confirming the tax law change or IRS ruling described in the bullet above.

Under current U.S. federal income tax law, the deposit in trust and our legal release from the Senior Debt Securities as discussed above would be treated as a taxable exchange of the Senior Debt Securities. We encourage prospective holders to consult with their own tax advisors as to the specific consequences of a Legal Defeasance.

We can also effect a Legal Defeasance with respect to any series of Junior Subordinated Notes under the Subordinated Indenture II by satisfying certain conditions of the Subordinated Indenture II, including the condition set forth in the first bullet above. The conditions set forth in the second and third bullets above are not applicable to the Subordinated Indenture II. If we were to elect to effect a Legal Defeasance with respect to any series of Junior Subordinated Notes, holders would be subject to the same tax treatment described in the paragraph above with respect to the Legal Defeasance of Senior Debt Securities.

If we were to effect a Legal Defeasance with respect to a series of Senior Debt Securities or Junior Subordinated Notes as described above, holders of such Debt Securities would rely solely on the amounts deposited with the applicable trustee with respect to payments due under such Debt Securities and we would not be responsible for any such payments, with the exception of the payment of certain additional amounts, if applicable. (Section 402 of the Senior Indenture and Section 12.5 of the Subordinated Indenture II.)

Covenant Defeasance

We can legally release ourselves from certain covenants applicable to any series of Senior Debt Securities under the Senior Indenture (such release, a Covenant Defeasance) if certain conditions under the Senior Indenture are satisfied, including:

•	us irrevocably depositing with the applicable trustee cash, government obligations or a combination of cash and government obligations that will provide enough cash to make interest, principal and any additional payments on such Senior Debt Securities through the stated maturity or redemption date of such Senior Debt Securities; and

•	us delivering a legal opinion to the trustee to the effect that holders of such Senior Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, and in the same manner and at the same times, as would have been the case if such Covenant Defeasance had not occurred.

We can also effect a Covenant Defeasance with respect to any series of Junior Subordinated Notes under the Subordinated Indenture II by satisfying certain conditions of the Subordinated Indenture II, including the condition set forth in the first bullet above. The condition set forth in the second bullet above is not applicable to the Subordinated Indenture II. Under current U.S. federal income tax law, unless accompanied by other changes in the terms of the Debt Securities, a Covenant Defeasance with respect to any series of Junior Subordinated Notes would not be treated as a taxable exchange.

If we were to effect a Covenant Defeasance with respect to a series of Senior Debt Securities or Junior Subordinated Notes as described above, we would still be responsible for payments with respect to such Debt Securities in the event of a shortfall in the funds deposited with the applicable Trustee. (Section 402 of the Senior Indenture and Section 12.5 of the Subordinated Indenture II.)

Modification of Indentures; Waiver

Under the Indentures, our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Section 902 of the Senior Indenture; Section 10.2 of each of the Subordinated Indenture & the Subordinated Indenture II.) In addition, we may supplement the Indentures to create new series of Debt Securities and for certain other purposes, without the consent of any holders of Debt Securities. (Section 901 of the Senior Indenture; Section 10.1 of each of the Subordinated Indenture & the Subordinated Indenture II.)

The holders of a majority of the outstanding Debt Securities of all series under the applicable Indenture with respect to which a default has occurred and is continuing may waive a default for all those series, except a default in the payment of principal or interest, or any premium, on any Debt Securities or a default with respect to a covenant or provision which cannot be amended or modified without the consent of the holder of each outstanding Debt Security of the series affected. (Section 513 of the Senior Indenture; Section 6.6 of each of the Subordinated Indenture & the Subordinated Indenture II.)

In addition, under certain circumstances, the holders of a majority of the outstanding Junior Subordinated Debentures or Junior Subordinated Notes of any series, as applicable, may waive in advance, for that series, our compliance with certain restrictive provisions of the Subordinated Indenture or the Subordinated Indenture II under which those Junior Subordinated Debentures or Junior Subordinated Notes, as applicable, were issued. (Section 4.7 of each of the Subordinated Indenture & the Subordinated Indenture II.)

Concerning the Trustees

Deutsche Bank Trust Company Americas is the trustee under the Senior Indenture and series trustee under the Subordinated Indenture II. We and certain of our affiliates maintain deposit accounts and banking relationships with Deutsche Bank Trust Company Americas or its affiliates. Deutsche Bank Trust Company Americas also serves as series trustee under another indenture under which we have issued securities. Affiliates of Deutsche Bank Trust Company Americas have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

As trustee under the Senior Indenture, Deutsche Bank Trust Company Americas will perform only those duties that are specifically described in the Senior Indenture unless an Event of Default under the Senior

Indenture occurs and is continuing. It is under no obligation to exercise any of its powers under the Senior Indenture at the request of any holder of Senior Debt Securities unless that holder offers reasonable indemnity to the trustee against the costs, expenses and liabilities which it might incur as a result. (Section 601 of the Senior Indenture.)

The Senior Indenture permits us to name a different trustee for individual series of Senior Debt Securities. If named, a series trustee performs the duties that would otherwise be performed by the trustee under the Senior Indenture with respect to that series; the series trustee will have no greater liabilities or obligations and will be entitled to all the rights and exculpations with respect to such series that would otherwise be available to the trustee under the Senior Indenture. If a series trustee is named, information about any series trustee will be disclosed in the prospectus supplement and the trustee under the Senior Indenture will have no responsibility with respect to that series.

Deutsche Bank Trust Company Americas administers its corporate trust business at 1 Columbus Circle, 4th Floor, Mail Stop: NYC01-0417, New York, NY 10019 or such other address as it may notify to the Company from time to time.

The Bank of New York Mellon, successor to JPMorgan Chase Bank, N.A., is the trustee under the Subordinated Indenture and the Subordinated Indenture II. We and certain of our affiliates maintain deposit accounts and banking relationships with The Bank of New York Mellon. The Bank of New York Mellon also serves as trustee under other indentures pursuant to which securities of ours and of certain of our affiliates are outstanding. Affiliates of The Bank of New York Mellon have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

As trustee under the Subordinated Indenture and the Subordinated Indenture II, The Bank of New York Mellon will perform only those duties that are specifically described in the Subordinated Indenture and the Subordinated Indenture II unless an Event of Default under either indenture occurs and is continuing. It is under no obligation to exercise any of its powers under the Indentures at the request of any holder of Junior Subordinated Debenture or Junior Subordinated Notes unless that holder offers reasonable indemnity to the trustee against the costs, expenses and liabilities which it might incur as a result. (Section 7.1 of each of the Subordinated Indenture & the Subordinated Indenture II.)

The Subordinated Indenture II permits us to name a different trustee for individual series of Junior Subordinated Notes. If named, a series trustee performs the duties that would otherwise be performed by the Trustee under the Subordinated Indenture II with respect to that series; the series trustee will have no greater liabilities or obligations and will be entitled to all the rights and exculpations with respect to such series that would otherwise be available to the Trustee under the Subordinated Indenture II. If a series trustee other than Deutsche Bank Trust Company Americas is named, information about such series trustee will be disclosed in the prospectus supplement and the trustee under the Subordinated Indenture II will have no responsibility with respect to that series.

The Bank of New York Mellon administers its corporate trust business at 240 Greenwich Street, Floor 7-E ATTN: Corporate Trust Administration, New York, New York 10286 or such other address as it may notify to the Company from time to time.

ADDITIONAL TERMS OF THE SENIOR DEBT SECURITIES

Repayment at the Option of Holders

We must repay the Senior Debt Securities at the option of the holders prior to the Stated Maturity Date only if specified in the applicable prospectus supplement or other offering materials. Unless otherwise provided in the prospectus supplement or other offering materials, the Senior Debt Securities subject to repayment at the option of the holder will be subject to repayment:

•	on the specified Repayment Dates; and

•	at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the Repayment Date. (Section 1302 of the Senior Indenture.)

For any Senior Debt Security to be repaid, the Trustee must receive, at its office maintained for that purpose in the Borough of Manhattan, New York City not more than 180 calendar days nor less than 60 calendar days prior to the date of repayment:

•	in the case of a certificated Senior Debt Security, the certificated Senior Debt Security and the form in the Senior Debt Security entitled Option of Holder to Elect Purchase duly completed; or

•	in the case of a book-entry Senior Debt Security, instructions to that effect from the beneficial owner to the securities depositary and forwarded by the securities depositary. Exercise of the repayment option by the holder will be irrevocable. (Section 1303 of the Senior Indenture.)

Only the securities depositary may exercise the repayment option in respect of beneficial interests in the book-entry Senior Debt Securities. Accordingly, beneficial owners that desire repayment in respect of all or any portion of their beneficial interests must instruct the participants through which they own their interests to direct the securities depositary to exercise the repayment option on their behalf. All instructions given to participants from beneficial owners relating to the option to elect repayment will be irrevocable. In addition, at the time the instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the book-entry Senior Debt Securities or the global certificate representing the related book-entry Senior Debt Securities, on the securities depositary’s records, to the Trustee. See DESCRIPTION OF DEBT SECURITIES—Global Securities above.

Limitation on Liens

While any of the Senior Debt Securities are outstanding (other than those to which the limitation on liens covenant is expressly inapplicable), we are not permitted to create liens upon any Principal Property (as defined below) or upon any shares of stock of any Material Subsidiary (as defined below), which we now own or will own in the future, to secure any of our debt, unless at the same time we provide that the Senior Debt Securities will also be secured by that lien on an equal and ratable basis. However, we are generally permitted to create the following types of liens:

(1)	purchase money liens on future property acquired by us; liens of any kind existing on property or shares of stock or other securities at the time they are acquired by us; conditional sales agreements and other title retention agreements on future property acquired by us (as long as none of those liens cover any of our other properties);

(2)	liens on our property or any shares of stock or other securities of any Material Subsidiary that existed as of the date the Senior Debt Securities were first issued; liens on the shares of stock or other securities of any legal entity that existed at the time that entity became a Material Subsidiary; certain liens typically incurred in the ordinary course of business;

(3)	liens in favor of the United States (or any State), any foreign country or any department, agency or instrumentality or political subdivision of those jurisdictions, to secure payments pursuant to any contract or statute or to secure any debt incurred for the purpose of financing the purchase price or the cost of constructing or improving the property subject to those liens, including, for example, liens to secure debt of the pollution control or industrial revenue bond type;

(4)

debt that we may issue in connection with a consolidation or merger of Dominion Energy or any Material Subsidiary with or into any other company (including any of our affiliates or Material Subsidiaries) in exchange for secured debt of that company (Third Party Debt) as long as that debt (i) is secured by a mortgage on all or a portion of the property of that company, (ii) prohibits secured debt from being incurred by that company, unless the Third Party Debt is secured on an equal and ratable basis, or (iii) prohibits secured debt from being incurred by that company;

(5)	debt of another company that we must assume in connection with a consolidation or merger of that company, with respect to which any of our property is subjected to a lien;

(6)	liens on any property that we acquire, construct, develop or improve after the date the Senior Debt Securities are first issued that are created before or within 18 months after the acquisition, construction, development or improvement of the property and secure the payment of the purchase price or related costs;

(7)	liens in favor of us, our Material Subsidiaries or our wholly-owned subsidiaries;

(8)	the replacement, extension or renewal of any lien referred to above in clauses (1) through (7) as long as the amount secured by the liens or the property subject to the liens is not increased; and

(9)	any other lien not covered by clauses (1) through (8) above as long as immediately after the creation of the lien the aggregate principal amount of debt secured by all liens created or assumed under this clause (9) does not exceed 10% of the common shareholders’ equity, as shown on the Company’s consolidated balance sheet for the accounting period occurring immediately prior to the creation or assumption of such lien.

When we use the term “lien” in this section, we mean any mortgage, lien, pledge, security interest or other encumbrance of any kind; “Material Subsidiary” means each of our subsidiaries whose total assets (as determined in accordance with GAAP in the United States) represent at least 20% of our total assets on a consolidated basis; and “Principal Property” means any of our plants or facilities located in the United States that in the opinion of our board of directors or management is of material importance to the business conducted by us and our consolidated subsidiaries taken as whole. (Section 1008 of the Senior Indenture.)

ADDITIONAL TERMS OF THE JUNIOR SUBORDINATED DEBENTURES

Subordination

Each series of Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

•	the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness;

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Debentures have the right to receive any payments of principal or interest on their Junior Subordinated Debentures. (Sections 14.1 & 14.9 of the Subordinated Indenture.)

Senior Indebtedness means, with respect to any series of Junior Subordinated Debentures, the principal, premium, interest and any other payment in respect of any of the following, unless otherwise specified in the prospectus supplement or other offering materials:

•	all of our current and future indebtedness for borrowed or purchase money or other similar instruments whether or not evidenced by notes, debentures, bonds or other written instruments;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•	any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories that we have assumed or guaranteed.

Senior Indebtedness will not include our obligations to trade creditors or indebtedness to our subsidiaries. (Section 1.1 of the Subordinated Indenture.)

Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. We may not amend the Subordinated Indenture to change the subordination of any outstanding Junior Subordinated Debentures without the consent of each holder of Senior Indebtedness that the amendment would adversely affect. (Sections 10.2 & 14.7 of the Subordinated Indenture.)

The Subordinated Indenture does not limit the amount of Senior Indebtedness that we may issue.

ADDITIONAL TERMS OF THE JUNIOR SUBORDINATED NOTES

Subordination

Each series of Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture II, to all Priority Indebtedness (as defined below). If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Priority Indebtedness; or

•	the maturity of any Priority Indebtedness has been accelerated because of a default on that Priority Indebtedness unless otherwise specified in the prospectus supplement or other offering materials;

then the holders of Priority Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Priority Indebtedness, and, in the case of the second and third instances, of all amounts due on that Priority Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Notes have the right to receive any payments of principal or interest on their Junior Subordinated Notes. (Sections 14.1 & 14.9 of the Subordinated Indenture II.)

Priority Indebtedness means, with respect to any series of Junior Subordinated Notes, the principal, premium, interest and any other payment in respect of any of the following:

•	all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by notes, debentures, bonds or other similar written instruments;

•	our obligations under synthetic leases, finance leases and capitalized leases;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•	any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories that we have assumed or guaranteed.

Priority Indebtedness will not include trade accounts payable, accrued liabilities arising in the ordinary course of business or indebtedness to our subsidiaries. (Section 1.1 of the Subordinated Indenture II.)

Priority Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture II irrespective of the amendment, modification or waiver of any term of the Priority Indebtedness. We may not amend the Subordinated Indenture II to change the subordination of any outstanding Priority Indebtedness without the consent of each holder of Priority Indebtedness that the amendment would adversely affect. (Sections 10.2 & 14.7 of the Subordinated Indenture II.)

The Subordinated Indenture II does not limit the amount of Priority Indebtedness that we may issue.

DESCRIPTION OF CAPITAL STOCK

As of October 24, 2025, our authorized capital stock was 1.77 billion shares. Those shares consisted of 20 million shares of preferred stock and 1.75 billion shares of common stock. As of October 24, 2025, approximately 854 million shares of common stock were issued and outstanding, and approximately 1.8 million shares of preferred stock were issued and outstanding. No holder of shares of common stock or preferred stock has any preemptive rights.

Common Stock

Listing

Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “D.” Any additional common stock we issue will also be listed on the New York Stock Exchange.

Dividends

Common shareholders may receive dividends when declared by our board of directors. Dividends may be paid in cash, stock or other form. In certain cases, common shareholders may not receive dividends until we have satisfied our obligations to any preferred shareholders. Under certain circumstances, our indentures or other agreements to which we are a party may also restrict our ability to pay cash dividends.

Authorized But Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Fully Paid

All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

Voting Rights

Each share of common stock is entitled to one vote in the election of directors and other matters. Common shareholders are not entitled to cumulative voting rights.

Other Rights

We will notify common shareholders of any shareholders’ meetings according to applicable law. If we liquidate, dissolve or wind up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders.

Transfer Agent and Registrar

Computer Share Trust Company, N.A. currently serves as transfer agent, registrar and dividend paying agent for our common stock.

Preferred Stock

Our board of directors can, without approval of shareholders, issue one or more series of preferred stock. The board can also determine the number of shares of each series and the rights, preferences and limitations of each series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences, the number of shares constituting each series and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay a change in control of the Company and make it harder to remove present management. Under certain circumstances, the terms of a given series of preferred stock could restrict dividend payments to holders of our common stock.

Preferred stock will, when issued, be fully paid and non-assessable. Unless otherwise specified in the terms of the applicable series, shares of preferred stock of a given series will rank on parity in all respects with any outstanding preferred stock we may have, unless otherwise specified in the terms of such outstanding preferred stock, and will have priority over our common stock as to dividends and distributions of assets. Therefore, the rights of any preferred stock may limit the rights of the holders of our common stock and other series of preferred stock.

The transfer agent, registrar, and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement or other offering materials relating to such series. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

On December 9, 2021, we issued 1,000,000 shares of 4.35% Series C Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, without par value (the Preferred Stock).

Certain terms of the Preferred Stock that may limit the rights of holders of our common stock or other series of preferred stock are described below, and the full terms of the Preferred Stock are set forth in Article IIIC of our articles of incorporation. If we issue additional series of preferred stock, the specific designation and rights, preferences and limitations of such series will be described in the prospectus supplement or other offering materials relating to such a series.

Ranking

The Preferred Stock ranks senior to all classes or series of our common stock and any other class or series of junior stock, if any, with respect to dividend rights and rights upon any liquidation, winding-up or dissolution.

Liquidation Preference

If we liquidate, dissolve or wind up, holders of shares of Preferred Stock will have the right to receive $1,000 per share, plus accumulated and unpaid dividends, if any (whether or not authorized or declared) up to, but excluding, the date of payment, before any payment is made to holders of our common stock and any other class or series of capital stock ranking junior to the Preferred Stock as to liquidation rights, but subject to the prior payment in full of all of our liabilities and the preferences of any senior stock.

Dividends and Restrictions on Common Dividends

Dividends are payable on the Preferred Stock semi-annually in arrears, in each case when, as and if declared by our board of directors. However, dividends on the Preferred Stock accumulate regardless of whether such dividends are declared by the board of directors, permitted under Virginia law or prohibited by any agreement to which we are a party. Dividends on the Preferred Stock are payable only in cash.

As long as shares of the Preferred Stock remain outstanding, unless all accumulated and unpaid dividends for all preceding dividends periods have been declared and paid, or a sufficient sum has been set apart for the payment of such dividends, we are not permitted to (i) declare and pay dividends on any capital stock ranking, as to dividends, on parity with or junior to the Preferred Stock, such as the common stock, or (ii) redeem, purchase or otherwise acquire any capital stock ranking, as to dividends or upon liquidation, on parity with or junior to the Preferred Stock, such as the common stock, subject, in the case of both clauses (i) and (ii), to certain exceptions as described in the terms of the Preferred Stock.

Voting Rights

Holders of shares of the Preferred Stock generally have no voting rights, except as otherwise required by Virginia law. However, if dividends on any shares of Preferred Stock have not been declared and paid in full for three semi-annual full dividend periods, whether or not consecutive, holders of the outstanding shares of Preferred Stock, together with holders of any other series of our preferred stock ranking equally with the Preferred Stock as to payment of dividends and upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to our board to serve until all accumulated unpaid dividends have been paid or declared with a sufficient sum set aside for payment.

Virginia Stock Corporation Act and our Articles of Incorporation and Bylaws

General

We are a Virginia corporation subject to the Virginia Stock Corporation Act (the Virginia Act). Provisions of the Virginia Act, in addition to provisions of our articles of incorporation and bylaws, address corporate governance issues, including the rights of shareholders. Some of these provisions could hinder management changes while others could have an anti-takeover effect. This anti-takeover effect may, in some circumstances, reduce the control premium that might otherwise be reflected in the value of our common stock. If you are buying our common stock as part of a short-term investment strategy, this might be especially important to you.

We have summarized the key provisions below. You should read the actual provisions of our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, and the Virginia Act that relate to your individual investment strategy.

Business Combinations

Our articles of incorporation require that any merger, share exchange or sale of substantially all of our assets be approved by a majority of the votes entitled to be cast on the matter by each voting group entitled to vote on the matter.

Article 14 of the Virginia Act contains several provisions relating to transactions with interested shareholders. Interested shareholders are holders of more than 10% of any class of a corporation’s outstanding voting shares. Transactions between a corporation and an interested shareholder are referred to as affiliated transactions. The Virginia Act requires that certain affiliated transactions must be approved by at least two-thirds of the shareholders not including the interested shareholder. Affiliated transactions requiring this two-thirds approval include mergers, share exchanges, material dispositions of corporate assets, dissolution or any reclassification of securities or merger of the corporation with any of its subsidiaries that increases the percentage of voting shares owned by an interested shareholder by more than five percent.

For three years following the time that a shareholder becomes an interested shareholder, a Virginia corporation cannot engage in an affiliated transaction with the interested shareholder without approval of two-thirds of the disinterested voting shares and majority approval of disinterested directors. A disinterested director is a director who was a director on the date on which an interested shareholder became an interested shareholder or was recommended for election or elected by a majority of the disinterested directors then on the board. After three years, an affiliated transaction must be approved by either two-thirds of disinterested voting shares or a majority of disinterested directors.

The provisions of the Virginia Act relating to affiliated transactions do not apply if a majority of disinterested directors approve the acquisition of shares making a person an interested shareholder.

The Virginia Act permits corporations to opt out of the affiliated transactions provisions. We have not opted out.

The Virginia Act also contains provisions regulating certain control share acquisitions, which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold voting percentages (20%, 33 1⁄3%, or 50%). Shares acquired in a control share acquisition have no voting rights unless the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee-director of the corporation. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.

Our bylaws give us the right to redeem the shares purchased by an acquiring person in a control share acquisition. We can do this if the acquiring person fails to deliver a statement to us listing information required by the Virginia Act or if our shareholders vote not to grant voting rights to the acquiring person.

The Virginia Act permits corporations to opt out of the control share acquisition provisions. We have not opted out.

Directors’ Duties

The standards of conduct for directors of Virginia corporations are listed in Section 13.1-690 of the Virginia Act. Directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees if they have a good faith belief in their competence. Directors’ actions are not subject to a reasonableness or prudent person standard. Virginia’s federal and state courts have focused on the process involved with directors’ decision-making and are generally supportive of directors if they have based their decision on an informed process.

Board of Directors

Members of our board of directors serve one-year terms and are elected annually. Except when the number of nominees exceeds the number of directors to be elected (a contested election), directors are elected by majority vote. In the case of a contested election, directors are elected by a plurality vote. Directors may be removed from office for cause if the number of votes cast to remove the director constitutes a majority of the votes entitled to be cast at an election of directors of the voting group by which the director was elected.

Shareholder Proposals and Director Nominations

Our shareholders can submit shareholder proposals and nominate candidates for election to our board of directors if the shareholders follow the advance notice procedures described in our bylaws.

To nominate directors, shareholders must submit a written notice to our corporate secretary at least 90, but not more than 120, days before a scheduled meeting. The notice must include certain required information as set forth in our bylaws, including information concerning the nominee, the shareholder and certain persons associated with the shareholder.

Shareholder proposals must be submitted to our corporate secretary at least 90, but not more than 120, days before the first anniversary of the date of our last annual meeting. The notice must include certain required information as set forth in our bylaws, including a description of the proposal, the reasons for presenting the proposal at the annual meeting, the text of any resolutions to be presented, the shareholder’s name and address and number of shares held, any material interest of the shareholder and certain associated persons in the proposal and certain representations by the shareholder.

Director nominations and shareholder proposals that are late or that do not include all required information may be rejected. This could prevent shareholders from bringing certain matters before an annual or special meeting, including making nominations for directors.

Proxy Access

Our bylaws permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of our outstanding common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials director candidates to occupy up to two or 20% of our board seats (whichever is greater), provided that such shareholder or group of shareholders satisfies the requirements set forth in the bylaws.

Meetings of Shareholders and Action by Written Consent

Under our bylaws, meetings of the shareholders may be called by the chairman of the board, the vice chairman, the president or a majority of our board of directors. Special meetings of shareholders will also be held whenever called by the corporate secretary, upon the written request of shareholders owning continuously for a period of at least one year prior to the date of such request more than 15% of all of our outstanding shares of common stock. Any such request must include certain required information as set forth in our bylaws.

Under the Virginia Act, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. In addition, the Virginia Act provides that the articles of incorporation of a corporation may authorize action by shareholders by less than unanimous written consent provided that the taking of such action is consistent with any requirements that may be set forth in the corporation’s articles of incorporation, bylaws or the Virginia Act provision. In the case of a public corporation, the inclusion of such a provision in the articles of incorporation must be approved by more than two-thirds of any voting group entitled to vote on the amendment.

The Virginia Act further provides that less than unanimous written consent is not available at any public corporation whose articles of incorporation or bylaws allow a special meeting to be called by shareholders (or a group of shareholders) holding 30% or fewer of all votes entitled to be cast. Therefore, before our shareholders may have the right to act by less than unanimous written consent, our board and more than two-thirds of the holders of our common stock would need to approve an amendment to our articles of incorporation to add such a provision and our bylaws would need to be amended to increase the percentage of shareholders required to call a special meeting above 30%. The board currently does not intend to approve either of these actions.

These provisions could have the effect of delaying until the next annual shareholders’ meeting shareholder consideration of actions that are favored by the holders of up to 15% of our outstanding shares of common stock, because such holders would be able to consider such action as shareholders, such as electing new directors or approving a merger, only at a duly called shareholders’ meeting and would not own sufficient shares of our common stock to request the calling of a special meeting.

Amendment of Articles

Generally, our articles of incorporation may only be amended or repealed by a majority of the votes entitled to be cast on the matter by each voting group entitled to vote on the matter.

Indemnification

Under our articles of incorporation, we indemnify our officers and directors to the fullest extent permitted under Virginia law against all liabilities incurred in connection with their service to us. We have also entered into agreements relating to the advancement of expenses for certain of our directors and officers in advance of a final disposition of proceedings or the making of any determination of eligibility for indemnification pursuant to our articles of incorporation.

Limitation of Liability

Our articles of incorporation eliminate the liability of our directors and officers for monetary damages to us or our shareholders in any action, suit or proceeding to the fullest extent permitted by Virginia law.

Forum Selection

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Company, (ii) action for breach of duty to the Company or the Company’s shareholders by any current or former director, officer or shareholder of the Company, (iii) action asserting a claim arising under the Virginia Act or our articles of incorporation or bylaws or (iv) action asserting a claim governed by the internal affairs doctrine that is not included in clauses (i), (ii) or (iii) above will be a federal or state court located within the Commonwealth of Virginia, subject to one of the applicable courts having personal jurisdiction over the indispensable parties named as defendants. Our bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for any cause of action arising under the Securities Act of 1933, as amended.

Any person or entity acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to the above provisions in our bylaws.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of common stock or preferred stock at a future date or dates, which we refer to in this prospectus as stock purchase contracts. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock or preferred stock. The price per share of common stock or preferred stock and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula or method set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and beneficial interests in debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities or obligations of our subsidiaries, securing the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts, which we refer to in this prospectus as stock purchase units. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or refunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement or other offering materials will describe the terms of the stock purchase contracts or stock purchase units and will contain a discussion of the material U.S. federal income tax considerations applicable to the stock purchase contracts and stock purchase units. The description in the applicable prospectus supplement or other offering materials will not necessarily be complete, and reference will be made for additional information to the purchase contract agreement or unit purchase agreement, as applicable, that we will enter into at the time of issue, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in any one or more of the following ways:

•	directly to purchasers;

•	through agents;

•	to or through underwriters; or

•	through dealers.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

We may directly solicit offers to purchase securities, or we may designate agents to solicit such offers. We will, in the prospectus supplement or other offering materials relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement or other offering materials, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are used in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement or other offering materials relating to such offering their names and the terms of our agreement with them.

If a dealer is used in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

We may engage in at-the-market offerings to or through a market maker or into an existing trading market, on an exchange or otherwise, in accordance with Rule 415(a)(4). An at-the-market offering may be through an underwriter or underwriters acting as principal or agent for us.

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement or other offering materials, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement or other offering materials.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements that they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may over-allot in connection with the offering, creating a short position for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement or other offering materials indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement or other offering materials, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third parties in such sale transactions will be underwriters and will be identified in the applicable prospectus supplement or other offering materials (or a post-effective amendment).

We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Any underwriter, agent or dealer used in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

LEGAL MATTERS

The legality of the securities in respect of which this prospectus is being delivered will be passed on for us by McGuireWoods LLP, Richmond, Virginia. Underwriters, dealers or agents, if any, who we will identify in a prospectus supplement or other offering materials, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

The consolidated financial statements of Dominion Energy, Inc. incorporated by reference in this prospectus, and the effectiveness of Dominion Energy Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.